Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. CERTAIN SCHEDULES AND ANNEXES HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K AND WILL BE FURNISHED SUPPLEMENTALLY TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FORUM EDGE AI LLC

a Delaware Limited Liability Company

Dated as of the Effective Date

by and between

FORUM MARKETS, INC.

and

EDGE NODE INC.

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FORUM EDGE AI LLC

This First Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Forum Edge AI LLC, a Delaware limited liability company (the “Company”), is entered into as of the date this Agreement is executed and delivered by the parties in accordance with Section 18.12 (the “Effective Date”), by and between Forum Markets, Inc., a Delaware corporation (“Forum”), and Edge Node Inc., a Texas corporation (“Edge Node”, and together with Forum, the “Members”, and each a “Member”).

RECITALS

WHEREAS, Forum and Edge Node are parties to that certain Term Sheet, dated August 7, 2026, regarding a strategic partnership framework for data center real estate, compute infrastructure, and compute reseller arrangements with respect to the Dallas Data Center, North Carolina Data Center, and Tower Property/ies projects (as the same may be amended, the “Term Sheet”);

WHEREAS, the Term Sheet contemplates that Forum and Edge Node will hold, respectively, 51% and 49% of the membership interests in the Company, which will serve as the parent partnership entity holding all interests in the Project-level Land/Infrastructure LLCs (“LandCo”) and Equipment/Compute LLCs (“EquipCo”) formed for each Project;

WHEREAS, the Company has been formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware; and

WHEREAS, Forum entered into an initial Limited Liability Company Agreement of the Company on August 10, 2026;

WHEREAS, the Members desire to enter into this Agreement to set forth their respective rights, duties, and obligations with respect to the Company and the Projects, superseding and replacing any prior limited liability company agreement or verbal understanding with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

This Agreement is being executed and delivered into escrow as of the date first written above, and shall become effective, and the Closing shall be deemed to occur, only upon release from escrow in accordance with Section 18.12.

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms used but not defined in this Section 1.1 have the meanings given to them elsewhere in this Agreement.

●	“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

●	“Adjusted Percentage Interest” has the meaning set forth in Section 11.7(b).

●	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

●	“Annual Company Budget” has the meaning set forth in Section 4.6.

●	“Anti-Dilution Adjustment” has the meaning set forth in Section 10.7.

●	“Approved Budget” has the meaning set forth in Section 4.6.

●	“Available Cash” means, as of any determination date, the cash swept to the Company from the Project SPVs after satisfaction, at each Project SPV, of Waterfall priorities first through fifth set forth in Section 7.4 (including payment of operating expenses and scheduled debt service, and funding of the Working Capital Reserve, the Debt Service Reserve, and the Capex/Contingency Reserve up to their respective Required Balances), which Available Cash the Company shall distribute to the Members in accordance with Section 7.3 and Section 7.4(f).

●	“Capex/Contingency Reserve” has the meaning set forth in Section 7.5.

●	“Capital Account” has the meaning set forth in Section 4.3.

●	“Capital Contribution” means, with respect to any Member, the amount of cash and the fair market value of any other property contributed to the Company by such Member.

●	“Closing” means the closing of the transactions contemplated by the Term Sheet, which shall occur upon the release from escrow, in accordance with Section 18.12, of executed signature pages to each of: (a) this Agreement; (b) the master services agreement and related right of first refusal agreement between the Company (or its Affiliate) and [***] (collectively, the [***]); and (c) the purchase and sale agreement for the North Carolina Data Center Project real estate (the “North Carolina Land PSA”), in each case as further described in the applicable Schedule.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Company” means Forum Edge AI LLC, a Delaware limited liability company.

●	“Cost Overrun” has the meaning set forth in Section 4.6.

●	“Cure Period” means (a) with respect to a payment or funding default, ten (10) business days after written notice thereof, and (b) with respect to any other breach capable of cure, thirty (30) days after written notice thereof (or such longer period, not to exceed ninety (90) days, as is reasonably required to effect a cure that a Member is diligently pursuing), in each case as further provided in Section 11.10.

●	“Deadlock” has the meaning set forth in Section 4.7.

●	“Debt Service Coverage Ratio” or “DSCR” is cash flow available for debt service divided by the sum of scheduled principal and interest for the preceding twelve months.

●	“Debt Service Reserve” has the meaning set forth in Section 7.5.

●	“Default Rate” has the meaning set forth in Section 4.5(a).

●	“Drop-Dead Date” has the meaning set forth in Section 18.12; the Members anticipate that the Drop-Dead Date will be set as the anticipated date of the Closing, which the Members intend to occur prior to any equity offering by Forum or the public announcement of the transactions contemplated by this Agreement.

●	“Edge Node Principals” means, collectively, Mallik Panda and Narendra Manney (each individually, an “Edge Node Principal”), and has the meaning set forth in Section 10.5.

●	“Edge Node Put Right” has the meaning set forth in Section 12.6.

●	“Encumbrance” has the meaning set forth in Section 7.4.

●	“EquipCo” means, with respect to each Project, the Equipment/Compute LLC formed to acquire the compute and equipment assets for that Project, as more particularly described in Article 5 and the applicable Schedule.

●	“Event of Default” has the meaning set forth in Section 11.10.

●	“Fiscal Year” means the calendar year, or such other period as the Members may designate for tax reporting purposes.

●	“Formula Price” has the meaning set forth in Section 12.6.

●	“Forum Call Right” has the meaning set forth in Section 12.6.

●	“Forum Default” has the meaning set forth in Section 11.10.

●	“Funding Lapse” has the meaning set forth in Section 6.5.

●	“Future Acquisition” has the meaning set forth in Section 9.1.

●	“LandCo” means, with respect to each Project, the Land/Infrastructure LLC formed to acquire the land and infrastructure assets (including transformer and capital expenditure upgrades) for that Project, as more particularly described in Article 5 and the applicable Schedule.

●	“Manager” has the meaning set forth in Section 11.1.

●	“Member” means Forum, Edge Node, and any other Person hereafter admitted as a member of the Company in accordance with this Agreement.

●	“Member Insolvency Event” has the meaning set forth in Section 16.5.

●	“Member Insolvency Event Purchase Price” has the meaning set forth in Section 16.5.

●	“Member Loan” has the meaning set forth in Section 4.5(a).

●	“Membership Interest” means a Member’s entire interest in the Company, including such Member’s Percentage Interest and its rights to distributions, allocations, and to participate in the management of the Company as provided herein.

●	“NDA” means the Mutual Non-Disclosure/Confidentiality Agreement between Forum and Edge Node dated July 20, 2026.

●	“Notice Period” has the meaning set forth in Section 4.5.

●	“Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name in Section 3.1, as adjusted from time to time in accordance with this Agreement.

●	“Performance Hurdles” has the meaning set forth in Section 10.3.

●	“Permitted Call” has the meaning set forth in Section 4.2.

●	“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other entity.

●	“Pledged Interests” has the meaning set forth in Section 4.5(a).

●	“Project” means each of the Dallas Data Center, the North Carolina Data Center, the Tower Property/ies, and any other data center, tower pod, or similar compute infrastructure project hereafter brought within the framework relationship and documented on a Schedule.

●	“Project SPVs” means, collectively, the LandCo and EquipCo formed with respect to a given Project.

●	“Qualified Member” has the meaning set forth in Section 11.7(a).

●	“Required Balance” has the meaning set forth in Section 7.5.

●	“Schedule” means a schedule to this Agreement setting forth Project-specific terms, in the form contemplated by Article 5 and Article 19.

●	“Services Agreement” has the meaning set forth in Section 6.5.

●	“Tag-Along Sale” has the meaning set forth in Section 10.6.

●	“Term Sheet” has the meaning set forth in the Recitals.

●	“Third-Party Compute Offer” has the meaning set forth in Section 9.2.

●	“Waterfall” has the meaning set forth in Section 7.4.

●	“Working Capital Reserve” has the meaning set forth in Section 7.5.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The rights, powers, and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein.

2.2 Name. The name of the Company is “Forum Edge AI LLC.” The Company’s business may be conducted under that name or, upon compliance with applicable law, under any other name the Members deem advisable.

2.3 Purpose. The purpose of the Company is to (a) hold, directly or indirectly, all equity interests in the LandCo and EquipCo formed for each Project; (b) act as the parent partnership entity for the framework relationship between Forum and Edge Node described in the Term Sheet; and (c) engage in any other lawful activity for which a limited liability company may be formed under the Act that the Members approve in accordance with Article 11.

2.4 Registered Office and Agent. The registered office of the Company in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware, 19958, County of Sussex, and the registered agent for service of process at such address is Harvard Business Services Inc. The Company may change its registered office or registered agent from time to time in accordance with the Act.

2.5 Term. The Company commenced upon the filing of the Certificate of Formation and shall continue in perpetuity unless earlier dissolved in accordance with Article 16.

2.6 Principal Office. The principal office of the Company shall be located at 2875 South Ocean Blvd, Suite 100, Palm Beach, FL 33480, or such other place as the Members may designate from time to time.

2.7 Powers. In furtherance of its purposes, but subject to the other terms and conditions of this Agreement, the Company shall have and may exercise all powers and privileges, and may engage in any activities, necessary, appropriate, proper, advisable, incidental, or convenient to the furtherance and accomplishment of its purposes, that now or hereafter may be available to a limited liability company organized under the Act.

ARTICLE 3

MEMBERS; PERCENTAGE INTERESTS

3.1 Members and Percentage Interests. The Members and their respective Percentage Interests as of the Effective Date are as follows:

Member	Entity	Percentage Interest
Forum	Forum Markets, Inc.	51%
Edge Node	Edge Node Inc.	49%

3.2 No Personal Liability. Except as otherwise expressly provided in the Act, no Member shall be personally liable for any debt, obligation, or liability of the Company solely by reason of being a Member.

3.3 Admission of Additional Members. No Person shall be admitted as an additional or substitute Member except in accordance with Article 12 (Transfers) or upon the unanimous written consent of the then-current Members. Upon admission, the Percentage Interests of the existing Members shall be adjusted as agreed by the Members in connection with such admission.

3.4 Membership Interests Not Certificated. Unless the Members otherwise agree in writing, Membership Interests shall not be represented by certificates and shall not constitute “securities” governed by Article 8 of the Delaware Uniform Commercial Code unless the Members affirmatively so elect by written consent.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions. On or before the Effective Date, each Member shall contribute to the Company the initial Capital Contribution set forth opposite such Member’s name on Schedule D, which amounts the Members acknowledge are intended to correspond to the funding required for the Company’s indirect investment in the LandCo and EquipCo for each Project in accordance with Article 6.

4.2 Additional Capital Contributions; Project Funding. From time to time, in connection with the formation, capitalization, or operation of a Project’s LandCo or EquipCo, the Members shall make, or cause to be made, additional Capital Contributions to the Company in proportion to their respective Percentage Interests (subject to the Dallas LandCo carve-out described in Section 6.2), in the amounts and at the times set forth in the applicable Schedule or as otherwise approved by the Members in accordance with Article 11. The Company shall in turn contribute or advance such amounts to the applicable LandCo or EquipCo. Notwithstanding the foregoing, no additional Capital Contribution shall be called under this Section 4.2 except (a) pursuant to the applicable Schedule, (b) pursuant to the Approved Budget then in effect for the applicable Project or a supplement thereto approved by both Members in accordance with Section 4.6, or (c) as a Permitted Call. As used in this Agreement, “Permitted Call” means a Capital Contribution called under this Section 4.2 to fund (i) a Cost Overrun allocated to a Member under Section 4.6; (ii) an amount required to cure or avoid a default under an Encumbrance or to fund a Required Balance; (iii) an amount required under a vendor, construction, or equipment contract entered into within an Approved Budget; or (iv) an emergency or a bona fide requirement of applicable law to protect life, safety, or the assets of the Company or a Project SPV.

4.3 Capital Accounts. The Company shall maintain a capital account (“Capital Account”) for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended. Each Member’s Capital Account shall be (a) increased by (i) the amount of cash and the fair market value of any property (net of liabilities) contributed by such Member to the Company, and (ii) such Member’s allocable share of Company income and gain; and (b) decreased by (i) the amount of cash and the fair market value of any property (net of liabilities) distributed to such Member, and (ii) such Member’s allocable share of Company deductions and losses.

4.4 No Interest on Capital; No Right to Return of Capital. No Member shall be entitled to interest on any Capital Contribution or to the return of any Capital Contribution except as expressly provided in this Agreement or as required by the Act.

4.5 Failure to Fund. Except with respect to a Project-specific funding default governed exclusively by Section 6.5 (it being agreed that, notwithstanding the foregoing, Forum may elect, by written notice to Edge Node given prior to the expiration of the Funding Election Period under Section 6.5(a), to treat a Project-specific funding default by Edge Node as subject to this Section 4.5 in lieu of permitting a Funding Lapse to occur under Section 6.5 with respect to the affected Project, in which case this Section 4.5, and not Section 6.5, shall govern such funding default unless and until the resulting Member Loan ceases to be current, as described below), if a Member (the “Non-Funding Member”) fails to make a Capital Contribution required under Section 4.2 within the time specified, the other Member (the “Funding Member”) shall, within five (5) business days after such failure (the “Notice Period”), deliver written notice of such failure to the Non-Funding Member. If the Non-Funding Member does not fund the required Capital Contribution in full within the Cure Period following such notice, the Funding Member may, in addition to any other remedy available at law or in equity, elect to (a) advance the shortfall as a loan to the Company (a “Member Loan”) bearing [***] (or, if such advance is made to cure or avoid a default of, or a failure to fund by, the Non-Funding Member, at a rate equal to such per annum rate plus [***] (the “Default Rate”)), repayable prior to any distributions to the Members, or (b) contribute the shortfall amount as an additional Capital Contribution on a delayed basis, in which case, notwithstanding Section 4.2, the Non-Funding Member’s Percentage Interest shall not be adjusted to reflect such delayed Capital Contribution; instead, the amount so contributed by the Funding Member under this clause (b) with respect to the affected Project shall be tracked separately and reimbursed to the Funding Member, together with a priority return thereon at the rate specified in clause (a) of this Section 4.5, out of the first Available Cash otherwise distributable to the Non-Funding Member under Section 7.3, before any further distribution to the Non-Funding Member. Any Member Loan advanced by Forum under clause (a) of this Section 4.5 shall be secured, first, by a first-priority security interest, on an SPV-by-SPV basis, in the equipment and/or land acquired or to be acquired with the proceeds of such Member Loan by the affected Project’s EquipCo or LandCo, as applicable (it being understood that a Member Loan advanced with respect to a shortfall in EquipCo shall be secured solely by EquipCo’s equipment and other assets, and a Member Loan advanced with respect to a shortfall in LandCo shall be secured solely by LandCo’s land and other assets, and in no event shall such security interest extend to, or otherwise result in cross-collateralization with, the assets of the other such Project SPV in a manner inconsistent with Section 5.2); provided that a Member Loan (and the first-priority security interest securing it) shall be available under this clause (a) only with respect to a Project SPV whose equipment and/or land, as applicable, is not then subject to a senior-priority Encumbrance in favor of a third-party lender that would prevent Forum from obtaining or maintaining such first-priority security interest, it being the intent of the Members that this clause (a) not be used to fund Capital Contribution shortfalls in respect of equity that would rank behind third-party project-level financing. As additional collateral for a Member Loan, and second in priority to the security interest described above, the Non-Funding Member hereby grants to the Funding Member a security interest in all of the Non-Funding Member’s right, title, and interest in and to its Membership Interest and its Project-level economic and distribution rights under this Agreement with respect to each Project other than the affected Project (collectively, the “Pledged Interests”), as collateral for the full and punctual repayment of such Member Loan, together with all interest (including at the Default Rate, if applicable) accrued thereon; for the avoidance of doubt, the Pledged Interests constitute equity-level collateral granted directly by the Non-Funding Member and do not constitute, and shall not be construed to result in, a lien on, or cross-collateralization of, the assets of any Project SPV in a manner inconsistent with Section 5.2. The Non-Funding Member shall, and shall cause each affected Project SPV to, execute and deliver such pledge agreements, security agreements, financing statements, and other instruments, and take such further actions, as the Funding Member may reasonably request to perfect and maintain the priority of the security interests granted under this Section 4.5(a). So long as no Member Loan is more than the Cure Period past due, the security interests granted under this Section 4.5(a) shall not themselves alter or accelerate the cash distributions otherwise payable from the Project SPVs whose interests or assets constitute collateral under this Section 4.5(a); repayment of a performing Member Loan shall instead be effected through the priority-repayment mechanics of Section 7.3 and Section 7.4(f), which, for the avoidance of doubt, apply to Available Cash attributable to any Project SPV and not solely the affected Project. Upon any failure to repay a Member Loan (together with accrued interest) within the Cure Period following notice thereof, the Funding Member may, in addition to any other remedy available at law, in equity, or under this Agreement, exercise the rights and remedies of a secured party with respect to the collateral described in this Section 4.5(a) under the Act and the Delaware Uniform Commercial Code. For the avoidance of doubt, no election under this clause (b) shall reduce, offset, or excuse either Member’s obligation to make available the services, personnel, intellectual property, or other in-kind contributions contemplated by this Agreement and the applicable Schedules with respect to the affected Project. No election under clause (b) of this Section 4.5, and no failure to fund under this Section 4.5, shall constitute an Event of Default under Section 11.10 unless the Funding Member has delivered notice within the Notice Period and the Non-Funding Member has failed to cure within the Cure Period. (c) For the avoidance of doubt, the conversion mechanic described in this clause (c) applies solely to a Member Loan advanced under clause (a) of this Section 4.5, and not to an amount contributed as an additional Capital Contribution under clause (b) of this Section 4.5, which shall continue to be governed exclusively by the tracking and reimbursement mechanic described in clause (b).If any amount advanced by the Funding Member under clause (a) of this Section 4.5, together with the Default Rate return thereon, remains unrepaid for more than one hundred eighty (180) days after the date advanced, the unrepaid amount shall, at the election of the Funding Member, convert into a Capital Contribution by the Funding Member with respect to the affected Project, with a corresponding downward adjustment of the Non-Funding Member’s, and upward adjustment of the Funding Member’s, Project-level economic interest in the affected LandCo or EquipCo, determined and effected in the manner described in Section 6.5(a). If Forum elects under this Section 4.5 to treat a Project-specific funding default as subject to this Section 4.5 in lieu of Section 6.5, and the resulting Member Loan subsequently ceases to be current (i.e., becomes more than the Cure Period past due), then, notwithstanding such election, Section 6.5 shall thereupon apply to the affected Project-specific funding default (including the Funding Lapse and the consequences described in Section 6.5(b) through (d)) as if Forum’s election under this Section 4.5 had not been made, and the Non-Funding Member’s status as a Qualified Member under Section 11.7(a) and any applicable buyout rights shall be determined accordingly. For the avoidance of doubt, Forum’s election to fund one or more Project-specific shortfalls as Member Loans under this Section 4.5 while such Member Loans remain current shall not, by itself, constitute a waiver of Section 6.5 or preclude Section 6.5 from applying upon any subsequent Member Loan ceasing to be current.

4.6 Cost Overruns; Budget Co-Ownership. Not later than thirty (30) days before the commencement of construction, deployment, or operation of a Project’s LandCo or EquipCo, the Members shall jointly approve an initial capital and operating budget for that Project (the “Approved Budget”), which shall be attached to or referenced in the applicable Schedule and shall be jointly owned and administered by the Members. In addition to the initial Approved Budget described in the preceding sentence, not later than thirty (30) days before the start of each Fiscal Year, the Members shall jointly approve (x) an annual consolidated operating and capital budget for the Company (the “Annual Company Budget”) and (y) an annual capital and operating budget for each Project SPV then in existence (each, together with the initial capital and operating budget for that Project SPV described in the preceding sentence, also an “Approved Budget” for that Project SPV), in each case attached to or referenced in the applicable Schedule (or, in the case of the Annual Company Budget, maintained as a Company record) and jointly owned and administered by the Members. Any supplement, amendment, revision, reforecast, or other material modification to an Approved Budget or the Annual Company Budget shall likewise require the joint approval of the Members, subject to the Budget Deadlock provisions of Section 4.7. “Cost Overrun” means, with respect to a Project, the amount by which actual costs incurred for that Project exceed the amount budgeted for it in the Approved Budget then in effect. Responsibility for funding any Cost Overrun with respect to a Project shall be allocated in the following order of priority: (a) first, from any contingency reserve included in the Approved Budget for that Project; (b) second, by the Members pro rata in accordance with their respective investment percentages for the affected LandCo or EquipCo under Article 6 (including, for the avoidance of doubt, solely by Edge Node with respect to Cost Overruns attributable to the Dallas LandCo under Section 6.2); and (c) third, to the extent a Member fails to fund its share of a Cost Overrun under clause (b), in accordance with the Notice Period and Cure Period requirements of Section 4.5 and, if applicable, Section 6.5. No Member shall unilaterally authorize, or cause a Project SPV to incur, a Cost Overrun in excess of 5% of the Approved Budget for the applicable line item without the prior written consent of the other Member, which consent shall not be unreasonably withheld, conditioned, or delayed where the Cost Overrun results from a change in law, a lender or utility requirement, or a bona fide emergency affecting life, safety, or the physical integrity of a Project.

4.7 Budget Deadlock. If the Members do not agree upon an Approved Budget, or a supplement thereto, within ten (10) days after Forum’s proposal thereof, then (a) the Approved Budget then in effect shall continue in effect, escalated to reflect contracted price increases and pass-through power and hosting costs, until a new Approved Budget or supplement is agreed, and (b) Forum may fund any amount required in excess of the continuing Approved Budget as a Member Loan on the terms described in Section 4.5(a), without the need for a capital call under Section 4.2. As used in this Agreement, “Deadlock” means the failure of the Members to agree upon (i) a Tier 2 Reserve Matter under Section 11.7(d), or (ii) an Approved Budget or supplement thereto under Section 4.6, in either case after the Executive Escalation procedure described in Section 18.13(a) has run its course and the matter remains unresolved for sixty (60) days thereafter. For the avoidance of doubt, none of the following constitutes a Deadlock: (x) any matter within the Manager’s authority under Section 11.2; (y) a Permitted Call; or (z) any action required by an Encumbrance.

4.8 Deposits. As used in this Agreement, “Deposit” means any amount received by the Company or a Project SPV from a customer, off-taker, or other counterparty of a Project in advance of the Company’s or that Project SPV’s performance of the services, delivery of capacity, or other performance to which such amount relates. A Deposit shall be deposited into the applicable Project SPV Account in accordance with Section 7.1 and applied in accordance with the Waterfall set forth in Section 7.4 in the same manner as any other cash received in respect of the applicable Project.

ARTICLE 5

PROJECT STRUCTURE — LANDCO / EQUIPCO MODEL

5.1 Two-SPV Model Per Project. For each Project, the Company (directly or through the Members) shall cause to be formed two separate special purpose vehicles, held entirely apart from one another for credit, depreciation, and collateral purposes: (a) a LandCo, which shall acquire the land and infrastructure (including transformer and capital expenditure upgrades) for the applicable Project; and (b) an EquipCo, which shall acquire the compute and equipment assets for the applicable Project. The Company shall hold, directly or indirectly, the Company’s interest in each such LandCo and EquipCo.

5.2 Separateness. EquipCo for a given Project shall be held entirely separate from the LandCo for that same Project. There shall be no cross-collateralization of, and no shared ownership between, a Project’s LandCo and EquipCo, unless otherwise agreed by the Members and set forth in the applicable Schedule.

5.3 Project Schedules. The members, investment percentages, and capital expenditure commitments applicable to each Project’s LandCo and EquipCo, together with any Project-specific variations from the standard terms of Article 6, shall be set forth in a Schedule to this Agreement, substantially in the form of Schedule A (Dallas Data Center), Schedule B (North Carolina Data Center), and Schedule C (Tower Property/ies), each attached hereto and incorporated herein by reference. Additional Projects may be added to this Agreement by a new Schedule adopted in accordance with Article 19, without amendment of the Master Terms set forth in Articles 1 through 18.

5.4 No Board at Project Level. Consistent with Article 11, no Project SPV shall have a board of directors or board of managers; governance of each Project SPV shall be exercised by its members (which shall include the Company) in accordance with the applicable Schedule and the LandCo’s or EquipCo’s own limited liability company agreement, which shall be consistent with this Agreement. Without limiting the foregoing, the LandCo’s or EquipCo’s limited liability company agreement shall require that any budget for that Project SPV (including any Approved Budget or supplement thereto under Section 4.6) be approved jointly by both Forum and Edge Node at the Project SPV level, in addition to, and not in lieu of, the joint approval of the Members required at the Company level under Section 4.6, and no Project SPV shall incur or authorize any cost outside an Approved Budget so approved at both levels.

5.5 Independent Manager; Non-Petition. Each Project SPV’s limited liability company agreement shall designate, at formation (or, if not so designated at formation, by amendment adopted promptly following a lender’s request), an independent manager or independent director (however denominated) satisfying customary rating-agency and institutional lender requirements for special-purpose bankruptcy-remote entities, whose consent shall be required before that Project SPV may file a voluntary bankruptcy petition, consent to an involuntary petition, or take other action to commence an insolvency proceeding. Each Project SPV’s limited liability company agreement shall further include customary non-petition and non-recourse covenants of the Members (and their respective Affiliates) with respect to that Project SPV, in each case in form and substance reasonably satisfactory to the Project SPV’s lenders. This Section 5.5 is intended to satisfy customary lender requirements and to avoid the risk that a dispute between the Members under this Agreement could result in, or threaten, an insolvency proceeding at the Project SPV level. The Members anticipate that the same individual or firm may be appointed to serve as the independent manager or independent director of each Project SPV. Such appointment is solely a title and role held separately at, and with respect to, each Project SPV for special-purpose-entity and institutional lender purposes, and does not, by itself, constitute a look-through of, or otherwise affect, the legal and economic separateness of the Company or any Project SPV, or create any agency, management, or control relationship between such independent manager or independent director and the Company.

ARTICLE 6

INVESTMENT TERMS

6.1 Standard Investment Ratio. Except as otherwise specified in a Project’s Schedule, the Company’s (and, correspondingly, each Member’s indirect) investment in each Project’s LandCo shall be funded 51% by or on behalf of Forum and 49% by or on behalf of Edge Node, which investment shall include a matching percentage toward transformer installation and facility upgrade capital expenditures for the applicable Project, applied incrementally as such capital expenditures are incurred, such that the resulting benefit of each such capital expenditure (including any resulting capacity, equity, or economic value attributable to by way of example, a transformer or facility upgrade) is shared between the Members in proportion to their respective funding of that increment.

6.2 Dallas LandCo Carve-Out. Notwithstanding Section 6.1, the Dallas Data Center real estate (LandCo) is carved out of the standard investment ratio entirely. Edge Node and/or Edge Node LandCo shall retain 100% ownership of the Dallas real estate, which serves as Edge Node’s headquarters, and neither the Company nor Forum shall hold an equity investment in the Dallas LandCo. Schedule A shall reflect this carve-out.

6.3 EquipCo Investment. Except as otherwise specified in a Project’s Schedule, the Company’s (and, correspondingly, each Member’s indirect) investment in each Project’s EquipCo shall be funded 51% by or on behalf of Forum and 49% by or on behalf of Edge Node, contributed if and when required by the applicable lender as part of the financing package for that Project. This standard applies to EquipCo for every Project, including the Dallas Data Center Project — only the Dallas real estate (LandCo) is excepted, as set forth in Section 6.2.

6.4 Member Guaranties. Forum and Edge Node shall each provide such guaranties as are reasonably necessary to support or secure the equipment financing facility for each Project’s EquipCo, in proportion to their respective Percentage Interests (or such other pro rata allocation as the Members may agree with respect to a given Project), on terms to be negotiated with the applicable lender for that Project; provided that neither Member shall be required to provide any such guaranty except on commercially reasonable terms, taking into account the scope, amount, duration, and other terms of the guaranty and the guarantying Member’s overall exposure under this Agreement. Each Member shall reasonably cooperate with the other Member and the Company in connection with the negotiation and delivery of any such guaranty. Any guaranty fee, reimbursement, or indemnification owed to a Member in respect of such guaranties shall be set forth in the applicable Schedule or a separate agreement among the Members. For the avoidance of doubt, if a lender requires that a guaranty for a Project’s EquipCo financing facility be provided solely by Forum notwithstanding the allocation described above, Forum’s provision of such guaranty on that basis shall not, by itself, entitle Forum to any adjustment of the Members’ Percentage Interests or Capital Accounts. In consideration of Forum’s provision of such guaranty, Edge Node shall pay Forum a guaranty fee equal to [***] of Edge Node’s Percentage Interest share of the then-outstanding guaranteed amount, payable in the manner set forth in the applicable Schedule. If Forum makes any payment to the applicable lender under such guaranty, Edge Node shall reimburse Forum, promptly upon demand, for an amount equal to Edge Node’s Percentage Interest share of such payment.

6.5 Funding Lapse. (a) Equity Lapse. If, with respect to any Project’s LandCo or EquipCo capital call made in accordance with Section 4.2 and the applicable Schedule, Edge Node fails to fund its Percentage Interest share of such capital call within thirty (30) days after written notice from Forum (the “Funding Election Period”), then, unless Edge Node notifies Forum in writing prior to the expiration of the Funding Election Period that Edge Node elects to fund such share, Forum shall deliver written notice to Edge Node of such non-election, and Edge Node shall have an additional ten (10) business days after receipt of such notice (the “Funding Cure Period”) within which to fund its Percentage Interest share of such capital call in full, together with interest thereon at the Default Rate accruing from the date such share was originally due. If Edge Node does not fund its Percentage Interest share of such capital call in full within the Funding Cure Period, Edge Node’s right to participate in that capital call, and the corresponding equity and economic interest in the affected LandCo or EquipCo that would otherwise have been attributable to Edge Node’s funding, shall automatically and irrevocably lapse and accrue in full (100%) to Forum, without any further action required by either Member (a “Funding Lapse”). (b) Conversion to Services Arrangement. From and after a Funding Lapse with respect to a Project’s LandCo or EquipCo, Edge Node shall no longer be required, on an uncompensated basis, to make available its intellectual property or personnel, or to support the Revenue Attribution and Operating Expense Allocation arrangements under Article 7, in each case with respect to the affected LandCo or EquipCo. Instead, effective as of the Funding Lapse, Forum and Edge Node shall negotiate in good faith and enter into a services agreement with respect to the affected Project (a “Services Agreement”), pursuant to which Edge Node shall continue to make available its intellectual property, personnel, and other support reasonably necessary for the continued operation of the affected LandCo or EquipCo, in exchange for fees equal to Edge Node’s actual, documented cost of providing such support, plus a markup of [***]. (c) Interim Arrangement; Failure to Agree. Pending execution of a definitive Services Agreement, Edge Node shall continue to provide the support described in clause (b) on the [***] described therein, and Forum shall cause the affected LandCo or EquipCo to pay Edge Node accordingly. The Members shall negotiate in good faith to execute a definitive Services Agreement within sixty (60) days after the Funding Lapse. If, despite good-faith efforts, the Members are unable to agree on the remaining terms of the Services Agreement within such sixty (60)-day period, either Member may refer the disputed terms to an independent, nationally recognized advisor with relevant industry experience, mutually selected by the Members or, absent agreement within fifteen (15) business days, appointed by the American Arbitration Association (in a manner consistent with Section 16.5), whose determination of the disputed terms, consistent with the [***] principle of this Section 6.5, shall be final and binding on the Members, with the cost of such advisor borne equally by the Members. It is the intent of the Members that this Section 6.5 constitute a binding agreement to agree, such that Edge Node’s continued participation in the affected Project following a Funding Lapse shall in all events be on a [***] services basis pending the earlier of finalization of the definitive Services Agreement or the independent advisor’s determination. (d) No Effect on Other Rights. For the avoidance of doubt, a Funding Lapse and the resulting conversion to a Services Agreement under this Section 6.5 (i) shall affect only the affected LandCo or EquipCo, and shall not reduce Edge Node’s Percentage Interest in the Company or its rights or obligations with respect to any other Project, and (ii) shall not limit any other remedy available to Forum under this Agreement, including under Section 11.10, with respect to the circumstances giving rise to the Funding Lapse. For the further avoidance of doubt, a Funding Lapse does not affect Edge Node’s Percentage Interest in the Company, Edge Node’s rights in any other Project, Edge Node’s rights under Article 10, or Edge Node’s ownership of Edge Node Background IP, in each case except as expressly provided in this Section 6.5 with respect to the affected Project.

ARTICLE 7

REVENUE ATTRIBUTION; EXPENSE ALLOCATION; WATERFALL; DISTRIBUTIONS

7.1 Revenue Attribution; Project SPV Accounts. All revenue generated in connection with a Project shall be paid directly into one or more accounts established and maintained for that Project (each, a “Project SPV Account”), and no Member shall receive, hold, or commingle any such revenue with its own funds except as expressly provided in this Article 7. At the election of Forum, in its capacity as Manager, two or more Projects sharing common financing, servicing, or Encumbrance terms may be grouped into a single reporting and cash-management group (a “Project Cohort”) and share a single Project SPV Account, provided that revenue and expense attribution among the Projects within a Project Cohort shall continue to be tracked separately in accordance with this Article 7. Forum, in its capacity as Manager, shall be responsible for establishing and administering each Project SPV Account and the Company Account(s) referred to in Section 7.4(f), in each case in accordance with Forum’s established accounting policies and procedures and subject to the Tax provisions of Article 8. Edge Node and Forum shall each use commercially reasonable efforts to cause all customers and other counterparties with which it deals to remit payment for Project revenue directly to the applicable Project SPV Account, and if either Member nonetheless receives any such revenue directly, that Member shall deposit the same into the applicable Project SPV Account no later than two (2) business days after receipt, without any withholding or deduction (other than amounts properly reimbursable under Section 7.2). Not later than the tenth (10th) business day of each calendar month, Edge Node and Forum shall each deliver to the Company (and, by extension, to Forum in its capacity as Manager) a written accounting, in reasonable detail, of all revenue received in connection with each Project during the preceding calendar month, together with such supporting documentation as the other Member may reasonably request. All revenue so received shall be applied and distributed solely in accordance with the Waterfall set forth in Section 7.4. If either Member fails to deposit any revenue as required by this Section 7.1, or fails to deliver the monthly accounting required by this Section 7.1, and such failure is not cured within the Cure Period following written notice thereof, then, without limiting any other remedy available to the other Member under this Agreement (including under Section 11.10), (a) the undeposited amount shall bear interest at the Default Rate (or, if lower, the maximum rate permitted by applicable law) from the date such amount was received by the non-depositing Member until the date deposited in full, and (b) such failure shall constitute a material breach of this Agreement and, if not cured, an Event of Default under Section 11.10.

7.2 Operating Expense Allocation. All operating expenses incurred by Edge Node or Forum in connection with a Project shall be charged to the Company on an actual-cost basis, without markup, and only to the extent of the Approved Budget for the applicable Project (unless the Members otherwise agree in writing). Edge Node or Forum, as applicable, shall submit invoices or expense statements to the Company, together with reasonable supporting documentation, on a monthly basis, and the Company shall reimburse the submitting Member for such properly documented expenses within twenty (20) days of receipt. Either Member may, upon reasonable prior notice and not more than once per calendar year, audit the other Member’s books and records relating to expenses submitted for reimbursement under this Section 7.2. The requesting Member shall bear the cost of any such audit, unless the audit reveals that amounts submitted for reimbursement by the audited Member exceeded the amounts properly supportable under this Section 7.2 [***] in which case the audited Member shall bear the reasonable cost of the audit. For the avoidance of doubt, no corporate overhead of a Member shall be allocated to, or reimbursed by, the Company under this Section 7.2.

7.3 Distributions. Subject to Section 18-607 of the Act, the Company shall distribute Available Cash to the Members, pro rata in accordance with their respective Percentage Interests, in accordance with Section 7.4(f), not less frequently than monthly (or on such other schedule as the Members may agree in writing); provided that Forum may, by written notice to Edge Node, elect to defer one or more monthly distributions to a quarterly schedule if (a) a lender restriction under the financing documents governing an Encumbrance of the applicable Project SPV limits the frequency of distributions, or (b) any Required Balance for the applicable Project SPV is not then fully funded. Notwithstanding the foregoing, if a Member is a Non-Funding Member with respect to any outstanding Member Loan under Section 4.5(a) or any unreimbursed advance under Section 4.5(b), no distribution of Available Cash shall be made to such Non-Funding Member under this Section 7.3 — whether attributable to the affected Project or any other Project — unless and until all amounts then outstanding under Section 4.5(a) and Section 4.5(b) with respect to such Non-Funding Member (including all accrued interest, the Default Rate (if applicable), and the priority return described in Section 4.5(b)) are current, it being understood that this sentence operates in addition to, and not in limitation of, the priority-repayment mechanics set forth in Section 7.4(f). The Members shall not cause the Company or any Project SPV to retain or apply cash other than in accordance with the Waterfall and the Required Balances set forth in Section 7.4 and Section 7.5 without the prior written consent of Forum.

7.4 Waterfall. Not later than the tenth (10th) business day following the end of each calendar month, all cash held by a Project SPV in respect of a Project (net of a reasonable minimum operating balance retained by the applicable Project SPV in the ordinary course) shall be applied, and any remaining balance swept from the Project SPV to the Company, in the following order of priority (the “Waterfall”), and no cash shall be applied or distributed other than in accordance with this order of priority: (a) first, to pay when due all operating expenses of the applicable Project SPV properly chargeable in accordance with the Approved Budget for the applicable Project, including reimbursement of Edge Node or Forum, as applicable, under Section 7.2; (b) second, to pay scheduled debt service (principal and interest) then due and payable on any Encumbrance of the applicable Project SPV; (c) third, to fund and/or replenish the Working Capital Reserve for the applicable Project SPV up to its Required Balance; (d) fourth, to fund and/or replenish the Debt Service Reserve for the applicable Project SPV in an amount [***] after application of clauses (a) through (c) above, until the Debt Service Reserve for that Project SPV equals its Required Balance (it being agreed that the Debt Service Reserve need not be funded to its Required Balance in any single month, and any unfunded portion shall carry forward and continue to be funded [***] described in this clause (d) in succeeding months until fully funded); (e) fifth, to fund capital expenditures and the Capex/Contingency Reserve for the applicable Project SPV in accordance with, and up to the unspent contingency line item in, the Approved Budget for the applicable Project; and (f) sixth, the cash remaining after application of clauses (a) through (e) above with respect to each Project SPV shall be swept to the Company and shall constitute Available Cash; provided that, before any distribution of Available Cash attributable to a Project SPV is made to a Member that is a Non-Funding Member, a Defaulting Member, or a Member that has suffered a Funding Lapse with respect to that Project SPV (in each case, an “Affected Member”), the Company shall first apply the Affected Member’s share of such Available Cash to repay in full (i) any amount advanced by the other Member under Section 4.5(a) with respect to any Project SPV (reflecting the cross-Project collateral granted under Section 4.5(a)), and (ii) any amount advanced with respect to that Project SPV by the other Member under Section 6.5 or Section 11.10, together with the priority return (and, if applicable, the Default Rate) thereon, before any further distribution to the Affected Member; and, subject to the foregoing, the Company shall distribute Available Cash to the Members pro rata in accordance with their respective Percentage Interests (or, with respect to a Project SPV that has experienced one or more Funding Lapses, their respective Project-level economic interests as adjusted under Section 6.5(a), reflecting the ratio of each Member’s funded capital to the total capital funded by both Members with respect to that Project SPV) not less frequently than monthly, subject to Forum’s right to defer to a quarterly schedule as provided in Section 7.3. Notwithstanding the foregoing, the Company shall not make any distribution under this clause (f) with respect to a Project SPV at any time when (i) an Event of Default, or an event that with notice or lapse of time would become an Event of Default, exists under any Encumbrance of that Project SPV, (ii) any Required Balance for that Project SPV is not then fully funded, or (iii) the Debt Service Coverage Ratio for that Project SPV is [***]. For purposes of this Agreement, “Encumbrance” means any indebtedness for borrowed money, mortgage, deed of trust, pledge, security interest, lien, or other encumbrance of any kind granted or incurred by or against the Company or a Project SPV.

7.5 Required Balances. With respect to each Project SPV: (a) Debt Service Reserve. The required balance for the Debt Service Reserve of a Project SPV (the “Debt Service Reserve”) (its “Required Balance” for that reserve) shall equal the greater of (i) an amount equal to [***] on the aggregate then-outstanding Encumbrances of that Project SPV, and (ii) the reserve amount, if any, required under the credit agreement or other financing documents governing such Encumbrances. As a point of reference only, and without limiting or overriding clause (i) or clause (ii) (which shall control in the event of any inconsistency), the Members note that, [***] of the applicable Encumbrances early in the amortization schedule, declining as such Encumbrances amortize. (b) Working Capital Reserve. The required balance for the Working Capital Reserve of a Project SPV (the “Working Capital Reserve”) shall equal [***] reflected in the Approved Budget then in effect for the applicable Project. (c) Capex/Contingency Reserve. The required balance for the Capex/Contingency Reserve of a Project SPV (the “Capex/Contingency Reserve”) shall equal the unspent balance of the capital expenditure contingency line item in the Approved Budget then in effect for the applicable Project.

7.6 Reserve Accounts; Administration. The Working Capital Reserve, the Debt Service Reserve, and the Capex/Contingency Reserve for each Project SPV shall each be maintained in a segregated deposit account (or sub-account) established and controlled by Forum (or, at Forum’s election, tracked through sub-accounting within the applicable Project SPV’s primary operating account sufficient to demonstrate compliance with Section 7.4 and Section 7.5). Use or disbursement of amounts held in any such reserve for any purpose other than as contemplated by Section 7.4 shall require the prior written approval of Forum, in Forum’s sole discretion. Amounts held in the Working Capital Reserve, the Debt Service Reserve, and the Capex/Contingency Reserve for a Project SPV may be held in an interest-bearing deposit account or invested in Permitted Investments, in each case as selected by Forum in its capacity as Manager. Any interest or other income earned on amounts held in a reserve for a Project SPV shall accrue to, and be treated as cash of, that Project SPV, and shall be applied in accordance with the Waterfall set forth in Section 7.4, beginning with clause (a) thereof. The foregoing shall in all cases be subject to any deposit account control agreement or other lender-imposed restriction on the investment of reserve funds under the financing documents governing an Encumbrance of the applicable Project SPV.

ARTICLE 8

ALLOCATIONS; TAX MATTERS

8.0 Definitions for this Article. As used in this Article 8, the following terms have the meanings set forth below, and the following additional terms shall be added to Section 1.1: “Adjusted Capital Account Deficit,” “Company Minimum Gain” (as defined by reference to “partnership minimum gain” under Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)), “Depreciation,” “Gross Asset Value,” “Member Nonrecourse Debt,” “Member Nonrecourse Debt Minimum Gain,” “Member Nonrecourse Deductions,” “Nonrecourse Deductions,” “Nonrecourse Liability,” “Profits” and “Losses,” “Regulatory Allocations,” “Assumed Tax Rate,” and “Treasury Regulations,” each with the meaning customarily ascribed to it under Sections 704 and 752 of the Code and the Treasury Regulations thereunder and as further specified in Schedule 8.0.

8.1 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Section 4.3 and Treasury Regulations Section 1.704-1(b)(2)(iv), as adjusted for revaluations under Section 8.6. It is the intent of the Members that the Capital Accounts be maintained, and that allocations of Profits, Losses, and other items be made, in accordance with the Code and the Treasury Regulations, and this Article 8 shall be interpreted and applied in a manner consistent with that intent. In the event the Manager (with the advice of the Company’s tax advisors) determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with the Treasury Regulations, the Manager may make such modification, provided it is not likely to have a material adverse effect on the amounts distributable to any Member.

8.2 Allocations of Profits and Losses. After giving effect to the Regulatory Allocations in Section 8.3 and the curative allocations in Section 8.4, and except as otherwise required by Section 8.5, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, and deduction) for each Fiscal Year shall be allocated among the Members in such manner as shall cause the Capital Account balance of each Member, immediately after giving effect to such allocations, to equal, as nearly as possible, (a) the amount that would be distributed to such Member if the Company were to liquidate at the Gross Asset Values of its assets and distribute the proceeds in accordance with Article 7 and Section 16.2, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical liquidation.

8.3 Regulatory Allocations. Notwithstanding Section 8.2, the following allocations shall be made in the following order of priority, in each case to the extent required by, and in the manner provided in, the Treasury Regulations: (a) a minimum gain chargeback under Treasury Regulations Section 1.704-2(f); (b) a member nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4); (c) a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d); (d) allocation of Nonrecourse Deductions among the Members in proportion to their Percentage Interests; (e) allocation of Member Nonrecourse Deductions to the Member that bears the economic risk of loss for the related Member Nonrecourse Debt under Treasury Regulations Section 1.704-2(i); (f) a gross-income allocation to eliminate any Adjusted Capital Account Deficit; and (g) allocations of basis adjustments under Code Section 754 as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(m) (collectively, the “Regulatory Allocations”).

8.4 Curative Allocations. The Regulatory Allocations are intended to comply with the Treasury Regulations. Notwithstanding any other provision of this Article 8 (other than the Regulatory Allocations), offsetting special (“curative”) allocations of Company income, gain, loss, or deduction shall be made so that, to the extent possible, the net amount of allocations to each Member is equal to the net amount that would have been allocated to such Member had the Regulatory Allocations not been part of this Agreement. In exercising discretion under this Section 8.4, the Manager shall take into account future Regulatory Allocations that are likely to offset other Regulatory Allocations previously made.

8.5 Section 704(c) Allocations. In accordance with Code Section 704(c) and Treasury Regulations Section 1.704-3, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, or revalued under Section 8.6, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its Gross Asset Value. The Company shall use the remedial allocation method under Treasury Regulations Section 1.704-3(d) with respect to such property, unless the Manager, with the advice of the Company’s tax advisors, selects a different permitted method for a particular property. Allocations under this Section 8.5 are solely for tax purposes and shall not affect any Member’s Capital Account or share of Profits, Losses, or distributions.

8.6 Capital Account Revaluations (Book-Ups). The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, and the Capital Accounts adjusted accordingly, as of the following times: (a) the contribution of more than a de minimis amount of money or property by a new or existing Member as consideration for an interest in the Company; (b) the distribution by the Company of more than a de minimis amount of money or property to a Member as consideration for an interest in the Company; (c) the grant of an interest in the Company as consideration for services; (d) any recalculation or reallocation of Percentage Interests or of economic interests in a Project SPV under Section 4.5(c) or Section 6.5; and (e) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided that adjustments under clauses (a)–(d) shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. Following any such revaluation, subsequent allocations shall take account of the built-in gain or loss in the manner required by Section 8.5 (a “reverse Section 704(c)” allocation).

8.7 Allocations in Respect of Changed Interests. If any Member’s interest in the Company (including any Percentage Interest or economic interest in a Project SPV) changes during a Fiscal Year, whether by reason of a Transfer, a funding lapse or reallocation under Section 6.5, an additional Capital Contribution under Section 4.5, the admission of a Member, or otherwise, allocations of Profits, Losses, and other items among the Members for such Fiscal Year shall be made using an interim closing of the books method as of the effective date of such change, except that the Manager may, to the extent permitted by Code Section 706 and the Treasury Regulations, use the proration method for items other than extraordinary items.

8.8 Tax Distributions. Notwithstanding any other provision of Article 7, but subject to Section 18-607 of the Act and to any restrictions in the financing agreements of the Company or any Project SPV, the Company shall use commercially reasonable efforts to distribute to each Member, on or before the tenth (10th) day preceding each date on which estimated U.S. federal income taxes are due for calendar-year taxpayers, an amount of cash (a “Tax Distribution”) equal to the excess of (a) the product of (i) the cumulative net taxable income allocated to such Member in respect of the Company through the end of the relevant period, multiplied by (ii) the Assumed Tax Rate, over (b) the aggregate distributions previously made to such Member during the Fiscal Year under Article 7 and this Section 8.8. The “Assumed Tax Rate” means the highest combined marginal U.S. federal, state, and local income tax rate applicable to a corporate resident of Delaware, taking into account the character of the income and the deductibility of state and local taxes, as reasonably determined by the Manager. Tax Distributions shall be made pro rata among the Members to the extent of available cash, shall be treated as advances against, and shall reduce, subsequent distributions otherwise payable to such Member under Article 7.

8.9 Allocation of Liabilities (Section 752). For purposes of Code Section 752 and the Treasury Regulations thereunder, the Members’ shares of “excess nonrecourse liabilities” (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated in proportion to their Percentage Interests. Any liability of the Company or a Project SPV for which a Member (or a related person) bears the economic risk of loss, including by reason of a guaranty provided under Section 6.4, shall be treated as a recourse liability allocated to that Member to the extent of such economic risk of loss under Treasury Regulations Section 1.752-2. The Members shall cooperate in good faith to structure and document any guaranty so as to achieve the intended Section 752 allocation, and no Member shall enter into a “bottom-dollar payment obligation” (within the meaning of Treasury Regulations Section 1.752-2(b)(3)) with respect to Company or Project SPV debt without the consent of the other Member.

8.10 Tax Classification. The Members intend that the Company be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes, and no Member or the Manager shall (a) file any election under Treasury Regulations Section 301.7701-3 to treat the Company as an association taxable as a corporation, or (b) take any position inconsistent with such treatment, in each case without the unanimous written consent of the Members. No Member shall take any action that would cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704.

8.11 Section 754 Election. The Company shall, upon the request of any Member, make and maintain an election under Code Section 754 to adjust the basis of Company property under Code Sections 734(b) and 743(b) in connection with any distribution of property or any Transfer of an interest in the Company. Each Member shall provide the Company with such information as is reasonably necessary to give effect to any such election, and any additional administrative costs attributable to a Section 754 election requested by a particular Member may be charged to that Member as the Manager reasonably determines.

8.12 Partnership Representative; BBA Matters. Forum shall serve as the Company’s “partnership representative” within the meaning of Code Section 6223 (the “Partnership Representative”), and shall appoint a “designated individual” through whom the Partnership Representative will act where required by the Treasury Regulations. The Partnership Representative shall keep the other Member reasonably informed of, and consult with it in good faith regarding, any material tax audit, examination, or proceeding, and shall not settle any such matter in a manner that would have a disproportionate and material adverse effect on the other Member without that Member’s prior written consent (not to be unreasonably withheld). The Partnership Representative shall, to the extent it determines advisable and permitted by law, cause the Company to elect the alternative (“push-out”) procedure under Code Section 6226 so that any adjustment is borne by the Persons who were Members in the “reviewed year.” Each Member (and former Member) shall (a) provide such information and take such actions as the Partnership Representative reasonably requests to reduce or modify any imputed underpayment, and (b) bear, and indemnify the Company for, its allocable share of any imputed underpayment, interest, and penalties attributable to it, which obligation shall survive such Member’s Transfer of its interest or withdrawal. The Company may make available elections for state and local pass-through entity taxes (“PTET”), and each Member shall cooperate with any such election, with the economic burden and benefit allocated to the Members to reflect their respective liabilities as reasonably determined by the Manager. The Partnership Representative shall be entitled to indemnification from the Company for actions taken in good faith in that capacity, on the terms of Article 15.

8.13 Tax Returns; Schedules K-1. The Company shall cause to be prepared and timely filed all federal, state, and local tax returns required of the Company, and shall furnish to each Member a Schedule K-1 and such other information as is reasonably necessary for the preparation of such Member’s tax returns (including estimated information sufficient to permit quarterly estimated tax payments) as promptly as practicable, and in any event within ninety (90) days after the end of each Fiscal Year. The Company’s books shall be kept on the accrual method and in accordance with the accounting provisions of Section 8.14 and Article 8.

8.14 Books and Records; Financial Reporting Cooperation. In addition to the other books, records, accounting and reporting obligations set forth in this Agreement, the Company shall maintain complete and accurate books and records with respect to the Company and each Project in accordance with GAAP, consistently applied, and shall maintain such books and records separately from those of the Members and their respective Affiliates. Each Member shall timely provide to the Company, and Forum shall have access to, such financial information, books, records and supporting documentation relating to the Company and the Projects that are in such Member’s possession or control as Forum may reasonably request in connection with the preparation of the Company’s or Forum’s financial statements, audits, internal controls, tax reporting or regulatory requirements. Edge Node shall reasonably cooperate with Forum and its independent auditors in connection with Forum’s financial reporting, audit and internal control requirements, including by timely providing such financial information, supporting documentation, certifications and reasonable access to personnel as Forum may reasonably request to enable Forum to comply with applicable securities Laws, Securities and Exchange Committee requirements and applicable stock exchange rules. Such cooperation shall be provided at no additional charge to Forum or the Company, other than reimbursement of reasonable, documented third-party out-of-pocket costs approved in advance by Forum.

8.15 Withholding. The Company may withhold from any distribution or allocation to a Member any amount required to be withheld under applicable federal, state, local, or non-U.S. tax law (including under Code Sections 1441, 1445, 1446, and 1471–1474), and any amount so withheld shall be treated as having been distributed to such Member for all purposes of this Agreement. Each Member shall timely provide the Company with a properly completed IRS Form W-9 or applicable Form W-8, and such other documentation as the Company reasonably requests, and shall indemnify the Company for any taxes, interest, or penalties arising from such Member’s failure to do so or from an incorrect certification.

8.16 Survival. The obligations of each Member and former Member under Sections 8.12, 8.13, and 8.14 shall survive the Transfer of a Member’s interest, the withdrawal of a Member, and the dissolution, winding up, and termination of the Company.

ARTICLE 9

RIGHTS OF FIRST REFUSAL

9.1 Future Acquisitions ROFR. Forum shall have a right of first refusal to participate, at the investment ratio described in Article 6, in any future data center or tower pod acquisition brought within the framework relationship (a “Future Acquisition”). If Edge Node considers participating in any Future Acquisition, Edge Node shall give Forum notice of the material commercial terms of that acquisition. Forum shall then have thirty (30) days from receipt of such notice (the “Future Acquisition ROFR Period”) within which to elect, by written notice to Edge Node, to participate in the acquisition under the same investment ratio and framework described in Article 6. If Forum does not so elect within the Future Acquisition ROFR Period, Edge Node shall be free to proceed with the Future Acquisition without Forum’s participation. Additional mechanics governing notice, pricing, and allocation for a Future Acquisition ROFR shall be set forth in a separate agreement between the Members.

9.2 Compute Allocation ROFR. All compute capacity generated by each EquipCo, across all Projects, is subject to a right of first refusal in favor of Forum, and Forum shall have the first right to allocate or take down compute capacity from any Project before such compute capacity is offered to any third party. If Edge Node receives a bona fide offer from a third party to purchase or take down compute capacity generated by a Project (a “Third-Party Compute Offer”), Edge Node shall give Forum notice of the material commercial terms of that offer. Forum shall then have five (5) business days from receipt of such notice (the “Third-Party Compute Offer ROFR Period”) within which to elect, by written notice to Edge Node, to match the material commercial terms of the Third-Party Compute Offer and take down the corresponding compute capacity on such terms. If Forum does not so elect within the Third-Party Compute Offer ROFR Period, Edge Node shall be free to proceed with the Third-Party Compute Offer on the terms noticed. Additional mechanics governing notice, pricing, and allocation for a Third-Party Compute Offer ROFR shall be set forth in a separate agreement between the Members.

9.3 Exclusivity; [***] & Edge SPV Carve-Out. During the term of this Agreement and continuing for twelve (12) months following the termination of this Agreement, each Member shall deal exclusively with the other Member and shall not, directly or indirectly, solicit, initiate, encourage, entertain, or enter into any discussion, negotiation, or agreement with any third party with respect to the acquisition, financing, development, or operation of any new data center, tower pod, or similar compute infrastructure project of the type contemplated by the Agreement, in the United States. The twelve (12)-month post-termination restriction described in the preceding sentence shall not apply to a Member if this Agreement terminates as a result of an Event of Default by, or a Member Insolvency Event with respect to, the other Member; in such case, the non-breaching Member’s obligations under this Section 9.3 shall terminate immediately upon such termination of this Agreement. Notwithstanding the foregoing, the Members acknowledge and agree that this Section 9.3 does not apply to the previously agreed special purpose vehicle structure involving [***], including the separate special purpose vehicle for which [***] has raised approximately [***] of designated capital (the “[***]”). Other than the [***] & Edge SPV, no additional special purpose vehicles shall be formed outside of the Company’s Project SPV structure without the prior written consent of both Members.

ARTICLE 10

EQUITY EXCHANGE; LOCK-UP; PERFORMANCE HURDLES

10.1 Background. Upon achievement of the Performance Hurdles set forth in Section 10.3, Forum will issue shares of Forum common stock to Edge Node, and not to any equityholder or other Affiliate of Edge Node except as, and solely to the extent, expressly permitted under Section 10.5, as consideration for Forum’s acquisition of a corresponding equity stake in Edge Node (the “Equity Exchange”). Such shares shall be issued to, and held of record by, Edge Node and its Affiliates (including, without limitation, the Edge Node Principals, in accordance with Section 10.5); neither Edge Node nor any of its Affiliates (including, without limitation, the Edge Node Principals, in accordance with Section 10.5) shall distribute, assign, or otherwise transfer such shares to its equityholders or any other Person, except in compliance with Section 10.4 and applicable securities laws. The Equity Exchange is a stock-for-interest exchange directly between Forum and Edge Node, and is not a Capital Contribution to, or other obligation of, the Company.

10.2 Exchange Terms. Upon the achievement of the Performance Hurdles set forth in Section 10.3: (a) Edge Node will receive shares of Forum common stock representing 9.95% of Forum’s common stock (based on shares outstanding as of the Closing) ; and (b) Forum will receive an equity stake in Edge Node equal to 9.95% of Edge Node’s stock (based on Edge Node’s fully diluted shares outstanding as of the Closing). Any shares or equity issued in the Equity Exchange will be issued pursuant to an exemption from registration under the securities laws; none of such shares or equity will be subject to any registration rights. The shares of Forum common stock to be issued to Edge Node or its Affiliates will be issued in book entry form on the books and records of Forum’s transfer agent and will be restricted securities under the securities laws.

10.3 Performance Hurdles. The Performance Hurdles means, collectively, the following: (a) Power: power delivery has been achieved at a contracted capacity of not less than nine (9) megawatts (MW) for the Dallas Data Center Project and not less than eighteen (18) megawatts (MW) for the North Carolina Data Center Project; and (b) Financing: full financing for all graphics processing units (GPUs) and other compute/equipment assets held by the applicable EquipCo has been delivered (i.e., closed and funded) at a loan-to-cost ratio greater than 90%, for both the Dallas Data Center Project and the North Carolina Data Center Project.

10.4 Offering Lock-Up. In connection with any offering of securities of Forum, Edge Node, each of its Affiliates and Edge Node Principals who has received shares of Forum common stock and each of Edge Node’s Permitted Transferees under Section 12.2 (the “Edge Node Group”) agrees (a “Lock-Up Agreement”) to execute a lock-up agreement if requested by the bank or underwriter in the offering; provided that all executive officers and directors of Forum are bound by and have entered into substantially similar Lock-Up Agreements; provided, further, that the Edge Node Group, collectively, beneficially owns more than 5% of Forum’s common stock at the time of such offering.

10.5 Edge Node Principals. Notwithstanding the foregoing or Section 10.1, Edge Node may elect to have all or a portion of the shares of Forum common stock issuable to Edge Node under Section 10.2 issued directly to, or, following issuance to Edge Node, distributed by Edge Node to, one or more Edge Node Principals, provided that: such shares shall at all times remain subject to (A) the resale conditions and holding-period requirements of Rule 144 (or any successor rule) under the Securities Act and all other applicable securities laws, (B) Forum’s insider trading policy and the MNPI restrictions described in Section 10.8, and (C) the voting agreement and irrevocable proxy described in Section 10.9, in each case to the same extent as if such Edge Node Principal were “Edge Node” for purposes of Sections 10.8 and 10.9; and (iii) Edge Node shall remain responsible for, and shall cause each Edge Node Principal to comply with, this Section 10.5.

10.6 Tag-Along Rights. If Edge Node or any of its founders or principal equityholders (each, an “Edge Node Selling Holder”) proposes to Transfer Edge Node equity representing, individually or together with any related Transfers, 10% or more of Edge Node’s fully diluted equity to any third party (a “Tag-Along Sale”), Forum shall have the right, but not the obligation, to participate in such Tag-Along Sale by selling a portion of Forum’s Edge Node equity stake, on the same price, terms, and conditions applicable to the Edge Node Selling Holder, up to a percentage of Forum’s Edge Node equity stake equal to the percentage of the Edge Node Selling Holder’s equity being sold in the Tag-Along Sale. Edge Node shall provide Forum with written notice of any proposed Tag-Along Sale, together with all material terms thereof, not less than twenty (20) business days prior to the anticipated closing date, and shall cause any definitive agreement for a Tag-Along Sale to include such conditions as are reasonably necessary to give effect to Forum’s rights under this Section 10.6. No Edge Node Selling Holder shall consummate a Tag-Along Sale unless the acquiror has agreed to purchase Forum’s pro rata portion in accordance with this Section 10.6. This Section 10.6 does not apply to the Equity Exchange itself.

10.7 Anti-Dilution Protection. If, following the closing of the Equity Exchange, Edge Node issues additional equity securities (including securities convertible into or exercisable for equity) at a per-share (or as-converted per-share) price less than the price implicit in the valuation of Edge Node used to determine Forum’s 9.95% equity stake under Section 10.2 (a “Dilutive Issuance”), then Forum’s percentage equity stake in Edge Node shall be subject to a weighted-average anti-dilution adjustment (an “Anti-Dilution Adjustment”), calculated on a broad-based weighted-average basis consistent with customary venture capital practice, such that Forum is issued or credited with such additional Edge Node equity as is necessary to reflect the Anti-Dilution Adjustment. Edge Node shall provide Forum with written notice of any proposed Dilutive Issuance not less than fifteen (15) business days prior to closing, together with sufficient information for Forum to calculate the resulting Anti-Dilution Adjustment. The Anti-Dilution Adjustment shall not apply to issuances excluded under customary market practice (including equity issued pursuant to an equity incentive plan approved by Edge Node’s governing body in the ordinary course, or equity issued in connection with a bona fide equipment lease or debt financing where the primary purpose is not capital raising). Edge Node shall at all times reserve and keep available, out of its authorized but unissued equity securities, a sufficient number of shares or other equity interests to permit the issuance of all equity required to give effect to any Anti-Dilution Adjustment under this Section 10.7.

10.8 Securities Law Compliance. If any shares of Forum common stock have been issued to Edge Node (or its Affiliates or equity holders) pursuant to the Equity Exchange and Edge Node or such Affiliate or such equity holder intends to sell any such shares, Edge Node shall notify Forum in writing prior to any such sale and shall, to the extent applicable, comply with the reporting requirements of Section 13 and 16 of the Securities Exchange Act of 1934, as amended, including by making any required filings on a timely basis. In addition, Edge Node acknowledges, and shall cause each Affiliate and equity holder receiving Forum common stock pursuant to the Equity Exchange to acknowledge, that Forum is a publicly traded company and that U.S. federal securities laws prohibit any person who is in possession of material non-public information (“MNPI”) concerning Forum from (i) trading in Forum’s securities while in possession of such MNPI, or (ii) disclosing such MNPI to any other person who may trade on the basis thereof. Edge Node shall, and shall cause each such Affiliate and equity holder to, comply with Forum’s insider trading policy (a copy of which Forum shall make available to Edge Node) and all applicable securities laws with respect to Forum common stock received pursuant to the Equity Exchange, and shall not, and shall cause such Affiliates and equity holders not to, trade in Forum securities or disclose MNPI regarding Forum in violation of this Section 10.8 or applicable law.

10.9 Voting Agreement; Irrevocable Proxy. In connection with the Equity Exchange, Edge Node has agreed, and has agreed to cause each of its Affiliates and equity holders receiving shares of Forum common stock pursuant to the Equity Exchange to agree, to vote all such shares (or to cause them to be voted), on every matter submitted to a vote of Forum’s stockholders, in accordance with the recommendation of Forum’s board of directors, and has granted (or caused such equity holders to grant) Forum an irrevocable proxy, coupled with an interest within the meaning of Section 212(e) of the Delaware General Corporation Law, entitling Forum to vote such shares accordingly if Edge Node or such Affiliate or equity holder fails to do so.

ARTICLE 11

MANAGEMENT; GOVERNANCE

11.1 Manager-Managed; Sole Manager. The Company shall be a “manager-managed” limited liability company within the meaning of the Act. There shall be no board of directors or board of managers of the Company. The Company shall have a single manager (the “Manager”), and Forum is hereby designated as, and shall serve as, the sole Manager of the Company for so long as this Agreement remains in effect. Governance of the Company shall be exercised by the Manager as provided in this Article 11, and, except as expressly reserved to the Members under Section 11.7 or elsewhere in this Agreement, no vote, consent, or approval of the Members shall be required for any action, decision, or approval of the Company.

11.2 Authority of the Manager. Except as otherwise required by the Act or as set forth in Section 11.7, the Manager shall have full, exclusive, and complete authority, power, and discretion to manage, direct, and control the business, property, and affairs of the Company (including ordinary course operational matters and matters that would otherwise be considered material or extraordinary), and to make all decisions with respect thereto, in each case without the affirmative vote, consent, or approval of any Member. Edge Node, in its capacity as a Member, shall have no right to participate in the management or control of the Company’s business except as expressly set forth in this Agreement.

11.3 Officers. The Manager may, but is not required to, appoint one or more officers of the Company (such as a President, Chief Operating Officer, Treasurer, or Secretary) to manage the day-to-day administrative affairs of the Company, subject to the direction of the Manager. Any such officer shall serve at the pleasure of, and may be removed at any time by, the Manager. No officer shall have authority to bind the Company with respect to any matter required to be approved under this Article 11 unless so authorized by the Manager in accordance with Section 11.2, and any question as to whether such authorization has been given shall be determined by the Manager in accordance with Section 11.2.

11.4 Secondment of Personnel. A Member may, with the prior written consent of the other Member (not to be unreasonably withheld), second its personnel to the Company or a Project SPV to perform services in furtherance of the Company’s business. Unless the Members otherwise agree in writing with respect to a particular secondment, (a) the seconding Member shall remain solely responsible for the compensation, benefits, and other employment-related obligations of its seconded personnel, (b) the Company shall reimburse the seconding Member for the actual, documented cost of such compensation and benefits on the same actual-cost, no-markup basis as Section 7.2, and (c) such reimbursement shall be treated as a Company operating expense and not as a Capital Contribution, contribution-in-kind, or other basis for adjusting either Member’s Percentage Interest or Capital Account. For the avoidance of doubt, no secondment arrangement shall reduce, offset, or excuse either Member’s obligation to provide the services, personnel, intellectual property, and other in-kind contributions contemplated by this Agreement and the applicable Schedules.

11.5 Company Employees; No Reimbursement for Nominal Support. For the avoidance of doubt, the Company shall have the right to hire, and shall be solely responsible for compensating, its own full-time employees to conduct the Company’s business, and the Company (and not either Member) shall bear all compensation, benefits, and other employment-related costs and obligations of such Company employees. Except as expressly provided in Section 11.4 with respect to a duly-agreed secondment, any nominal or incidental work performed for the Company by employees of Forum or Edge Node shall not (a) be reimbursed by the Company, (b) be treated as a Capital Contribution, contribution-in-kind, or other basis for adjusting either Member’s Percentage Interest or Capital Account, or (c) otherwise be recognized as consideration running to the Company from the Member whose employees performed such work.

11.6 Encumbrances; Liens. Notwithstanding anything to the contrary in this Agreement, Forum shall have the exclusive right and authority, on behalf of the Company and each Project SPV, to incur, grant, create, modify, refinance, or release any Encumbrance (as defined in Section 7.4) on or affecting any asset of the Company or a Project SPV. Edge Node shall not, and shall not permit any Project SPV to, incur, grant, create, or suffer to exist any Encumbrance on or affecting any asset of the Company or a Project SPV without the prior written consent of Forum, which consent may be granted or withheld in Forum’s sole discretion. Edge Node represents and warrants to Forum, on a continuing, go-forward basis from and after the Effective Date, that it has not incurred, granted, created, or suffered to exist, and covenants that it will not incur, grant, create, or suffer to exist, any Encumbrance on or affecting any asset of the Company or a Project SPV, in each case other than as approved in advance by Forum in writing. Forum’s exercise of the rights reserved to it under this Section 11.6 remains subject to the advance notice, consultation, and reporting obligations set forth in Section 11.11, and nothing in this Section 11.6 limits the Tier 2 Reserve Matter consent rights set forth in Section 11.7(d).

11.7 Reserve Matters. (a) Qualified Member. As used in this Agreement, “Qualified Member” means, as of any date of determination, a Member that (i) has funded, when due, all Capital Contributions required of it under Article 4 and Article 6 (including all Permitted Calls), (ii) is not subject to a continuing Funding Lapse under Section 6.5, (iii) is not the subject of an uncured Event of Default under Section 11.10, and (iv) holds an Adjusted Percentage Interest of at least twenty-five percent (25%). (b) Adjusted Percentage Interest. As used in this Agreement, solely for purposes of determining Qualified Member status and the consent rights under this Section 11.7, “Adjusted Percentage Interest” means, with respect to a Member as of any date of determination, the ratio (expressed as a percentage) of (i) such Member’s aggregate Capital Contributions funded to the Company and the Project SPVs across all Projects through such date, adjusted to (A) exclude any amount attributable to a Project or increment of a Project as to which such Member is subject to a continuing Funding Lapse, and (B) exclude any amount advanced by such Member under Section 4.5(a), Section 6.5, or Section 11.10 that remains unrepaid, to (ii) the aggregate Capital Contributions funded by both Members to the Company and the Project SPVs across all Projects through such date, similarly adjusted. For the avoidance of doubt, Adjusted Percentage Interest is used solely for purposes of this Section 11.7 and does not alter either Member’s Percentage Interest for any other purpose under this Agreement, including Article 7 and Article 8. (c) Tier 1 Reserve Matters. Notwithstanding Section 11.2, and irrespective of whether a Member is a Qualified Member, no amendment of this Agreement, and no other action of the Company, that would (i) change a Member’s Percentage Interest other than as expressly contemplated by this Agreement, (ii) increase a Member’s obligation to make Capital Contributions beyond the amounts contemplated by Article 4 and the Schedules, (iii) disproportionately and materially and adversely affect one Member relative to the other Member with respect to distributions or allocations under Article 7 or Article 8, or (iv) amend this Section 11.7, shall be effective without the prior written consent of the Member so affected (each, a “Tier 1 Reserve Matter”). (d) Tier 2 Reserve Matters. In addition to the Tier 1 Reserve Matters, for so long as Edge Node is a Qualified Member, the Company shall not take, and Forum shall not cause or permit the Company or any Project SPV to take, any of the following actions (each, a “Tier 2 Reserve Matter”) without the prior written consent of Edge Node: (i) a dissolution or winding up of the Company otherwise than in accordance with Article 16; (ii) the filing of a voluntary petition in bankruptcy by or on behalf of the Company; (iii) the admission of a new Member to the Company; (iv) a change to the scope of the Company’s business as described in Section 2.3; (v) any transaction between the Company or a Project SPV and Forum or an Affiliate of Forum that is not contemplated by an Approved Budget; (vi) a voluntary sale of a Project SPV outside the ordinary course of business; or (vii) the Company or a Project SPV entering into a new material contract, other than in accordance with an Approved Budget or in conjunction with an existing customer agreement, master services agreement, tower relationship, or financing document. (e) Carve-Outs. Notwithstanding Section 11.7(c) or Section 11.7(d), nothing in this Section 11.7 requires the consent of any Member to (i) incurring, modifying, refinancing, or releasing an Encumbrance in accordance with Section 11.6; (ii) any action required to cure or avoid a default under an Encumbrance or to fund a Required Balance; (iii) any adjustment, issuance, election, or remedy arising under Section 4.5, Section 6.5, or Section 11.10; or (iv) any action taken in an emergency to protect life, safety, or the assets of the Company or a Project SPV, provided that Forum gives Edge Node notice of such action promptly thereafter. (f) No Effect on Section 11.6. For the avoidance of doubt, this Section 11.7 does not grant Edge Node any consent right with respect to the incurrence, modification, refinancing, or release of an Encumbrance, which remains governed exclusively by Section 11.6, subject to the information and consultation rights set forth in Section 11.11.

11.8 Duties. Except as expressly set forth in this Agreement, and to the fullest extent permitted by the Act, each Member, in its capacity as a Member, shall have no fiduciary duty to the Company or to any other Member; provided that nothing in this Section 11.8 shall eliminate the implied contractual covenant of good faith and fair dealing.

11.9 Reliance by Third Parties. Any Person dealing with the Company may rely upon a certificate signed by a Member holding a majority of the Percentage Interests as to (a) the identity of the Members, (b) the existence or nonexistence of any fact that constitutes a condition precedent to acts by the Members or in any other manner germane to the affairs of the Company, (c) the Persons authorized to execute and deliver any instrument on behalf of the Company, and (d) any act or failure to act by the Company.

11.10 Events of Default; Step-In Rights. Each of the following constitutes an “Event of Default” by a Member: (a) such Member’s failure to fund a required Capital Contribution, subject to Sections 4.5 and 6.5; (b) such Member’s material breach of, or material non-performance under, this Agreement, the Term Sheet, or any Schedule, including with respect to the Revenue Attribution, Operating Expense Allocation, Rights of First Refusal, Exclusivity, or Confidentiality obligations under Articles 7, 9, and 13; or (c) any representation or warranty of such Member under Article 17 being materially false or misleading when made; in each case, if such failure, breach, or non-performance is not cured within the applicable Cure Period. Upon the occurrence and during the continuance of an Event of Default by Edge Node, and without limiting any other remedy available to Forum at law, in equity, or under this Agreement: (i) notwithstanding Section 11.2, Forum shall have the sole and exclusive right to approve all actions, decisions, and matters of the Company and each affected Project SPV, and Edge Node’s consent and voting rights (including under Section 11.7) shall be suspended for so long as the Event of Default continues; (ii) Forum may appoint a replacement service provider, officer, or manager to perform any operational function of the Company or the affected Project SPV that Edge Node has failed to perform, at Edge Node’s sole cost and expense; and (iii) Forum shall have the right to exercise the funding reallocation remedies described in Section 6.5 with respect to any affected Project, whether or not Edge Node’s failure to fund would independently constitute a lapse under Section 6.5. The cost to cure an Event of Default, including any replacement service provider, officer, or manager fees incurred under clause (ii), shall be borne solely by the breaching Member and shall not be treated as a Company expense allocated to, or reimbursable by, Forum. The remedies set forth in this Section 11.10 are in addition to, and not in lieu of, any economic penalty, damages, indemnification, or other remedy otherwise available to Forum under this Agreement or applicable law, all of which shall survive and remain available notwithstanding the exercise of any remedy under this Section 11.10. (d) Priority of Cure Advances. Any amount advanced by a Member (the “Curing Member”) to cure or avoid a default of, or a failure by, the other Member (the “Defaulting Member”) under this Agreement, whether pursuant to Section 4.5(a), Section 6.5, this Section 11.10, or otherwise, shall bear a priority return at the Default Rate and shall be repaid to the Curing Member out of the first Available Cash, distribution, or other payment otherwise payable to the Defaulting Member under Section 7.3, Section 7.4(f), Article 16, or otherwise, before any further distribution, payment, or other value is paid or distributed to the Defaulting Member, and this priority shall apply regardless of which Member is then serving as Manager. (e) Forum Default. As used in this Agreement, a “Forum Default” means the occurrence of any of the following, in each case uncured after the applicable Cure Period: (i) Forum’s failure to fund a Capital Contribution in respect of a capital call that Forum has approved in accordance with Section 4.2 or Section 4.6; (ii) Forum’s failure to cause the Company to distribute Available Cash to Edge Node when due under Section 7.3, other than a deferral or restriction permitted under Section 7.3 or Section 7.4(f); or (iii) Forum’s material breach of its accounts and revenue-attribution obligations under Section 7.1. Upon the occurrence and during the continuance of an uncured Forum Default, and without limiting any other remedy available to Edge Node at law, in equity, or under this Agreement, in each case solely with respect to the Project or Project SPV affected by such Forum Default (the “Affected Project”): (i) Edge Node may advance the resulting shortfall as a Member Loan on the terms described in Section 4.5(a), with a priority return at the Default Rate; (ii) Edge Node may cure a payment default under an Encumbrance of the Affected Project and be reimbursed therefor, together with a priority return at the Default Rate, in accordance with this Section 11.10(d) (Priority of Cure Advances); (iii) Forum’s right to defer distributions with respect to the Affected Project to a quarterly schedule under Section 7.3 shall be suspended; (iv) the monthly reporting obligations under Section 11.11 with respect to the Affected Project shall become weekly for so long as the Forum Default continues; and (v) Forum shall not take any discretionary action with respect to the Affected Project, other than an action necessary to preserve the assets of, or to comply with an Encumbrance affecting, the Affected Project, without the prior written consent of Edge Node. Except as expressly provided in this Section 11.10 with respect to a Forum Default, an Event of Default by Forum shall entitle Edge Node to seek damages, specific performance, and the other remedies described in this Section 11.10, but shall not, except as the Members may otherwise agree, result in a shift of governance or operational control away from Forum with respect to the Company as a whole, in light of Forum’s role as Manager and majority Member under Article 11.

11.11 Information and Consultation. In addition to any other reporting obligation under this Agreement, Forum shall provide to Edge Node: (a) monthly financial reporting for each Project, in a form consistent with Forum’s internal reporting practices; (b) quarterly consolidated financial reporting for the Company; (c) with respect to any proposed financing or refinancing of an Encumbrance, advance written notice, together with a summary of the principal proposed terms, not less than ten (10) business days prior to the execution of definitive documentation therefor, during which period Forum shall consult with Edge Node in good faith regarding such terms and shall consider Edge Node’s comments in good faith, it being understood that such consultation shall not constitute, and is not a substitute for, a consent right of Edge Node with respect to such financing; (d) annual delivery of each Approved Budget promptly upon approval, together with a variance report comparing actual to budgeted amounts not less frequently than quarterly; and (e) the right, upon request, for a representative of Edge Node to attend as an observer (without voting or participation rights) any meeting between Forum and a lender under an Encumbrance relating to a Project.

11.12 Members’ Committee. At Edge Node’s election by written notice to Forum, the Members shall establish a committee (the “Members’ Committee”), consisting of two (2) representatives designated by each Member, which shall meet not less than quarterly to review the matters reported under Section 11.11 and such other matters as the Members may agree. The Members’ Committee is advisory only, is not a board of directors or board of managers of the Company, and shall have no power to bind the Company, to approve or disapprove any action, or to limit or expand the authority of the Manager under this Article 11.

11.13 Meetings of Members; Action by Written Consent. The Members may, but need not, hold meetings to take any action permitted or required under this Agreement. Any Member may call a meeting of the Members upon not less than five (5) business days’ prior written notice to the other Member, which notice shall state the purpose(s) of the meeting. Meetings may be held in person, by conference telephone, or by other electronic means by which all Members participating can hear and be heard by each other. In lieu of a meeting, the Members may take any action permitted or required under this Agreement by written consent setting forth the action so taken, signed by Members holding not less than the Percentage Interests that would be required to approve such action at a meeting of the Members at which all Members were present and voting (it being understood that no meeting of, or consent by, all of the Members is required to be unanimous except as expressly provided in Section 11.7 or elsewhere in this Agreement). A written consent (including by electronic mail) shall be as valid and effective for all purposes as a vote taken at a meeting duly called and held. No notice, meeting, or quorum shall be required as a condition to Forum’s exercise of any right that this Agreement provides may be exercised by Forum acting alone (including under Section 11.2).

ARTICLE 12

TRANSFERS OF MEMBERSHIP INTERESTS

12.1 General Restriction. No Member shall sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of all or any portion of its Membership Interest (a “Transfer”), whether voluntarily, involuntarily, or by operation of law, except in accordance with this Article 12. Any attempted Transfer in violation of this Article 12 shall be null and void ab initio.

12.2 Permitted Transfers. A Member may Transfer all or any portion of its Membership Interest to an Affiliate of such Member without the consent of the other Member and without compliance with Section 12.3, provided that (a) such Affiliate agrees in writing to be bound by this Agreement, and (b) the transferring Member remains liable for its obligations under this Agreement unless released in writing by the other Member.

12.3 Right of First Refusal on Transfer. Except for Permitted Transfers under Section 12.2, if a Member (the “Selling Member”) desires to Transfer all or any portion of its Membership Interest pursuant to a bona fide offer from a third party, the Selling Member shall first give written notice to the other Member (the “Remaining Member”) setting forth the material terms of the proposed Transfer. The Remaining Member shall have thirty (30) days from receipt of such notice to elect, by written notice to the Selling Member, to purchase the offered Membership Interest on the same terms. If the Remaining Member does not so elect within such period, the Selling Member may consummate the Transfer to the third party on terms no more favorable to the third party than those offered to the Remaining Member, within ninety (90) days thereafter, failing which the Membership Interest shall again become subject to this Section 12.3.

12.4 Admission of Transferee. No transferee of a Membership Interest shall be admitted as a substitute Member unless and until (a) such transferee has agreed in writing to be bound by this Agreement, (b) the transfer complies with this Article 12, and (c) to the extent required by the Act, the Members have consented to such admission, which consent shall not be required for a Transfer to an Affiliate under Section 12.2 or a Transfer consummated in compliance with Section 12.3.

12.5 Charging Order Protection. A judgment creditor of a Member shall have only the rights of an assignee of that Member’s Membership Interest and shall have no right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Company. A charging order entered against a Member’s Membership Interest in favor of a judgment creditor of that Member is subject to this Agreement and does not constitute a Transfer for any purpose under this Agreement. No judgment creditor or other holder of a charging order shall have any right to foreclose upon or otherwise acquire, or to become the owner of, any Membership Interest or Percentage Interest by virtue of such charging order, and any purported foreclosure, sale, or transfer in violation of this Section 12.5 shall be void and of no effect. This Section 12.5 may not be amended without the written consent of all of the Members and any other Person that then owns an economic interest in the Company.

12.6 Buyout Rights. (a) Forum Call Right. Forum shall have the right (the “Forum Call Right”), but not the obligation, to acquire all (but not less than all) of Edge Node’s Membership Interest at the Formula Price, upon the occurrence of any of the following (each, a “Forum Call Trigger Event”): (i) an uncured Event of Default by Edge Node under Section 11.10; (ii) a Deadlock under Section 4.7; (iii) the occurrence of two (2) Funding Lapses under Section 6.5, whether with respect to the same or different Projects, within any six (6)-month period; or (iv) a Change of Control of Edge Node not otherwise permitted under this Agreement. For purposes of this Section 12.6, “Change of Control” means the acquisition by any Person or group of Persons, other than the holders of Edge Node’s equity interests as of the Effective Date, of direct or indirect ownership or voting control of more than fifty percent (50%) of the equity interests or voting power of Edge Node, whether by merger, consolidation, sale of equity, or otherwise. (b) Edge Node Put Right. Edge Node shall have the right (the “Edge Node Put Right”), but not the obligation, to require Forum to acquire all (but not less than all) of Edge Node’s Membership Interest at the Formula Price upon the occurrence of an uncured Forum Default under Section 11.10 (a “Put Trigger Event”, and together with a Forum Call Trigger Event, a “Buyout Trigger Event”). For purposes of this Section 12.6, a Forum Call Trigger Event described in clause (i) of this Section 12.6(a) (relating to an uncured Event of Default by Edge Node) is referred to as an “Event of Default Buyout,” and each other Buyout Trigger Event, including a Put Trigger Event, is referred to as a “No-Fault Buyout.” (c) Delayed Trigger; Exercise Period; Closing. Neither the Forum Call Right nor the Edge Node Put Right may be exercised until the date that is one hundred twenty (120) days after the occurrence of the applicable Buyout Trigger Event (the “Delayed Trigger Date”). The Member entitled to exercise the applicable right may deliver written notice of exercise at any time during the twelve (12)-month period beginning on the Delayed Trigger Date, after which such right shall lapse with respect to that Buyout Trigger Event. The closing of a purchase under this Section 12.6 shall occur within ninety (90) days after delivery of the exercise notice, subject to extension as reasonably necessary to obtain any required lender, regulatory, or third-party consent. (d) Formula Price. As used in this Agreement, “Formula Price” means, as of the applicable date of determination, an amount equal to the greater of (i) Edge Node’s aggregate Capital Contributions to the Company, plus a preferred return thereon at a rate of 10% per annum, compounded annually, less the aggregate distributions previously received by Edge Node, and (ii) an amount equal to (A) an EBITDA multiple equal to the average of the EBITDA multiples determined by two independent valuation experts (one selected by Edge Node and one selected by Forum, each acting independently), multiplied by (B) the Company’s trailing-twelve-month EBITDA, less the Company’s net debt, multiplied by Edge Node’s Percentage Interest, or, at the election of either Member, the appraised fair value of Edge Node’s Membership Interest as determined by an independent, nationally recognized appraiser mutually selected by the Members or, absent agreement within fifteen (15) business days, appointed by the American Arbitration Association, the cost of which shall be borne equally by the Members; in each case (x) less a discount of 15% (or, if the Formula Price is determined pursuant to the independent appraisal process described above, such other discount for lack of control and marketability as the appraiser determines to be appropriate, so long as the appraiser’s determination accounts for lack of control and marketability considerations) for lack of control and marketability, and (y) less a further discount of 20% if Edge Node is a Defaulting Member (as defined in Section 11.10) or has suffered a Funding Lapse under Section 6.5 as of the applicable date of determination. For the avoidance of doubt, the discount described in clause (y) of the immediately preceding sentence shall apply solely as a result of an uncured Event of Default under Section 11.10 or a Funding Lapse under Section 6.5, and shall not apply solely because the Forum Call Right was triggered by a Deadlock under Section 12.6(a)(ii) or other disagreement between the Members that does not also constitute an uncured Event of Default or a Funding Lapse. For the avoidance of doubt, the Formula Price is intended to compensate Edge Node by reference to its relative contributed capital and shall not reflect any benefit of financial leverage arranged by Forum. (e) No Symmetric Put/Call for Forum Change of Control. For the avoidance of doubt, this Section 12.6 does not grant Edge Node a right to acquire Forum’s Membership Interest, or Forum a right to require Edge Node to acquire Forum’s Membership Interest, upon a change of control of Forum. (f) Consideration; Purchaser’s Election. Forum may elect, in its sole discretion, to pay all or any portion of the Formula Price payable upon the exercise of the Forum Call Right or the Edge Node Put Right in any combination of the following forms of consideration: (i) cash; (ii) a promissory note of Forum with a term of up to five (5) years, carrying market terms with respect to amortization, interest rate, and security, and containing other customary terms for indebtedness of that type; and/or (iii) shares of Forum common stock, valued using the same volume-weighted-average-price methodology described in Section 10.2, in which case Forum shall grant Edge Node customary registration rights with respect to such shares. Notwithstanding the foregoing, if Forum’s equity securities are not then traded on a recognized national securities exchange, the consideration payable under this Section 12.6(f) shall include cash or marketable securities of not less than fifteen percent (15%) of the total consideration payable. Forum shall specify its election as to the form and allocation of the consideration in its notice of exercise of the Forum Call Right or, if Edge Node has exercised the Edge Node Put Right, within thirty (30) days after Forum’s receipt of Edge Node’s exercise notice. (g) Closing Conditions. The obligation of the Members to consummate the closing of a purchase under this Section 12.6 is subject to the satisfaction, or written waiver by the Member entitled to the benefit thereof, of each of the following conditions: (i) receipt of any consent required under an Encumbrance in connection with the Transfer contemplated by this Section 12.6; (ii) the unconditional release of the Member whose Membership Interest is being purchased (the “Selling Member”), and its Affiliates, from all guaranties, indemnities, and other credit support provided in connection with the Company or any Project SPV, or, if such release cannot be obtained, the assumption or replacement of such guaranties by Forum or the Company on terms reasonably satisfactory to the Selling Member, in the case of a No-Fault Buyout, or, in the case of an Event of Default Buyout, using commercially reasonable efforts (without regard to whether the terms are satisfactory to Edge Node), together with an indemnity from Forum in favor of Edge Node, in form and substance reasonably satisfactory to Edge Node, against any loss, liability, cost, or expense arising from any such guaranty, indemnity, or other credit support that is not released, assumed, or replaced at or before the closing; provided, that the closing of an Event of Default Buyout shall not be delayed or conditioned on actually obtaining such release, assumption, or replacement; (iii) the absence of any then-subsisting default under an Encumbrance; (iv) delivery by the Selling Member of its Membership Interest free and clear of all Encumbrances, other than restrictions arising under this Agreement or applicable securities laws; and (v) the resignation of the Selling Member, and each of its designees, from all positions as an officer, manager, or authorized signatory of the Company and each Project SPV, effective as of the closing. Notwithstanding the foregoing, the Selling Member shall remain bound by the provisions of this Agreement that by their terms survive a Transfer or termination of this Agreement, including Article 13 (Confidentiality) and Article 15 (Indemnification). (h) No Application to Member Insolvency Event. Notwithstanding anything in this Section 12.6 to the contrary, this Section 12.6 shall not apply to, and neither the Forum Call Right nor any Forum Call Trigger Event shall be triggered by, a Member Insolvency Event or an Event of Default arising solely from a Member Insolvency Event under Section 16.5. The rights and obligations of the Members upon a Member Insolvency Event are governed exclusively by Section 16.5, and not by this Section 12.6.

12.7 Cross-Equity Unwind. Upon the closing of any purchase of Edge Node’s Membership Interest under this Section 12.6 (whether pursuant to the Forum Call Right or the Edge Node Put Right) or under Section 16.5 (a purchase of Edge Node’s Membership Interest as the Insolvent Member), the Equity Exchange shall be unwound concurrently with such closing as follows: (a) Edge Node shall and shall cause each Edge Node Principal to, sell, transfer, and deliver to Forum, and Forum shall purchase, all shares of Forum common stock then held by Edge Node and/or any Edge Node Principal pursuant to the Equity Exchange (including, for the avoidance of doubt, any shares released to an Edge Node Principal under Section 10.5), for a cash purchase price equal to the number of such shares multiplied by the volume-weighted average price of Forum common stock determined in the same manner described in Section 10.2, calculated as of the date of such closing, or, if such shares are not then freely tradable on a national securities exchange, at a price equal to the fair value of such shares as determined by an independent, nationally recognized appraiser selected in the same manner described in Section 12.6(d), in each case less a further discount of 20%, determined and limited in accordance with, and subject to the same conditions and exclusions set forth in, Section 12.6(d)(y); provided that, at Forum’s election, (i) the purchase price payable under this Section 12.7(a) may be netted against the Formula Price payable to Edge Node in connection with the related purchase under Section 12.6 or Section 16.5, and (ii) Forum may elect the form of consideration payable by Forum under this Section 12.7(a), whether cash, a promissory note, or other consideration; in each case subject to Section 12.6(f); and (b) Forum shall sell, transfer, and deliver to Edge Node, and Edge Node shall purchase, all of the equity interest in Edge Node then held by Forum pursuant to the Equity Exchange, for a cash purchase price equal to the fair value of such equity interest as determined by an independent, nationally recognized appraiser selected in the same manner described in Section 12.6(d). This Section 12.7 applies solely to a purchase of Edge Node’s Membership Interest under Section 12.6 or Section 16.5; it does not address, and does not apply to, a purchase of Forum’s Membership Interest under Section 16.5.

ARTICLE 13

CONFIDENTIALITY

13.1 Confidential Information. Each Member shall hold in strict confidence all non-public information received from the other Member in connection with this Agreement, the framework relationship, or any Project (“Confidential Information”). Each Member shall (a) use Confidential Information solely to evaluate and execute the Projects and the framework relationship; (b) not disclose Confidential Information to any third party without the prior written consent of the disclosing Member, except to professional advisors bound by equivalent confidentiality obligations, or as required by applicable law or regulation; and (c) apply at least the same standard of care to the other Member’s Confidential Information as it applies to its own confidential information, and in no event less than reasonable care. This Section 13.1 survives termination of this Agreement for a period of one (1) year.

13.2 Relationship to NDA. This Agreement and its terms also constitute confidential information under, and remain subject to, the NDA.

13.3 Forum Public Disclosure. Notwithstanding Section 13.1, the Members acknowledge that Forum is a publicly traded company subject to applicable securities laws and stock exchange disclosure requirements. Forum shall provide Edge Node with a draft of any public disclosure, press release, Form 8-K, or promotional material that references this Agreement, any Project, or any party introduced by Edge Node, as far in advance of publication as is reasonably practicable given Forum’s legal and regulatory obligations. Edge Node acknowledges that certain disclosures (including Form 8-K filings) are subject to regulatory deadlines that may limit advance notice. Where Edge Node identifies a statement that is factually inaccurate or materially inconsistent with the terms of this Agreement, Edge Node shall notify Forum in writing, and Forum shall correct any identified inaccuracies prior to publication. Forum may reference Edge Node by name in routine disclosures and regulatory filings relating to this Agreement and the Projects without Edge Node’s prior consent.

ARTICLE 14

INTELLECTUAL PROPERTY

14.1 Definitions. “Intellectual Property” means all patents, patent applications, inventions, copyrights, trade secrets, know-how, software (in source and object code), models, weights, data and databases, designs, specifications, methods, processes, and all other intellectual property and proprietary rights, whether or not registrable. “Background IP” means Intellectual Property that a Member owns or controls as of the Effective Date, or that it develops or acquires independently of the Company and outside the scope of the Projects. “Edge Node Background IP” and “Forum Background IP” mean the Background IP of Edge Node and Forum, respectively. “Developed IP” means Intellectual Property that is conceived, created, developed, or reduced to practice by or on behalf of the Company or any Project SPV, or by a Member or its personnel (including seconded personnel) specifically in connection with, or funded by, the Company or a Project. “Company IP” means the Developed IP together with all Intellectual Property otherwise owned by the Company or a Project SPV. “Marks” means trademarks, service marks, trade names, and logos, including the name “Forum Edge AI.”

14.2 Ownership of Background IP. As between the Members, each Member retains all right, title, and interest in and to its own Background IP. Nothing in this Agreement transfers ownership of a Member’s Background IP to the Company or to the other Member, except for the licenses expressly granted in this Article 14. For the further avoidance of doubt, Background IP is and remains the exclusive property of the contributing Member, and nothing in this Agreement transfers, assigns, or conveys ownership of any Background IP to the Company, a Project SPV, or the other Member.

14.3 Ownership of Developed IP. All Developed IP shall be owned exclusively by the Company (or the applicable Project SPV), and each Member hereby irrevocably assigns, and shall cause its personnel and Affiliates to assign, to the Company all right, title, and interest in and to any Developed IP, together with the right to sue for past infringement. Each Member shall execute, and cause its personnel to execute, such further documents as are reasonably necessary to perfect and record such ownership.

14.4 License of Edge Node Background IP. Edge Node hereby grants to the Company and each Project SPV a worldwide, exclusive, royalty-free, non-transferable (except as provided in Section 14.5) license, with the right to sublicense to the Project SPVs and to contractors acting on their behalf, under the Edge Node Background IP to the extent necessary or reasonably useful to develop, construct, operate, maintain, and exploit the Projects and the compute capacity generated by each EquipCo, in each case during the term of this Agreement. To the extent any Forum Background IP is necessary for the Projects, Forum grants the Company and each Project SPV a license on substantially the same terms.

14.5 Step-In and Survival License. Effective immediately upon (a) an Event of Default by Edge Node under Section 11.10, (b) a Member Insolvency Event with respect to Edge Node under Section 16.5, or (c) any termination of this Agreement other than as a result of an uncured breach by Forum (each, a “Step-In Trigger”), the license granted by Edge Node under Section 14.4 shall automatically (i) become irrevocable, and, solely for so long as, and solely to the extent, necessary to continue operating the Projects that are then subject to an outstanding Encumbrance, perpetual, and (ii) become assignable and sublicensable, solely to a lender, collateral agent, or receiver under such an Encumbrance, or to a replacement operator engaged by any of the foregoing or by Forum under Section 11.10, in each case (A) solely for the purpose of continuing to develop, operate, and maintain the Projects subject to an outstanding Encumbrance and to exploit the compute capacity generated thereby, (B) solely for the duration that the applicable Encumbrance remains outstanding, and (C) without any right to use the Edge Node Background IP to originate, develop, or operate any new Project or other data center, tower pod, or compute infrastructure project, or to compete with Edge Node without commercially reasonable compensation to Edge Node. For the avoidance of doubt, this Section 14.5 grants a license only, does not transfer, assign, or convey ownership of any Edge Node Background IP, and does not expand the scope of the license granted under Section 14.4. Upon Forum’s request following a Step-In Trigger, Edge Node shall promptly deliver to Forum, the Company, or the escrow agent under Section 14.6, as applicable, all documentation, configurations, models, and other materials reasonably necessary to exercise this license.

14.6 Technology Escrow. Promptly following the Effective Date, Edge Node shall deposit with a mutually acceptable third-party escrow agent, pursuant to a customary technology escrow agreement, copies of the source code, build instructions, configurations, and operational runbooks reasonably necessary to operate the Projects (the “Escrow Materials”), and shall update the Escrow Materials not less frequently than annually and promptly following any material change. The escrow agent shall release the Escrow Materials to Forum or the Company solely upon the occurrence of a Step-In Trigger under Section 14.5, and solely to the same extent, for the same purposes, and subject to the same limitations on scope, duration, and use applicable to the license under Section 14.5. The cost of establishing and maintaining the escrow shall be a Company expense. Edge Node may waive the escrow requirement under this Section 14.6, in whole or in part, in its sole discretion, by written notice to Forum.

14.7 Improvements. Ownership of any improvement, enhancement, or modification to a Member’s Background IP shall follow ownership of the underlying Background IP, and any such improvement that constitutes Developed IP shall be owned and licensed in accordance with Sections 14.3 and 14.4. No license to an improvement is granted except as expressly set forth in this Article 14.

14.8 Personnel; Assignment of Work Product. Each Member represents that all of its employees, contractors, and seconded personnel who perform services for the Company or a Project (including under Section 11.4) are, or before performing such services will be, bound by written agreements that (a) assign to such Member (and permit onward assignment to the Company as contemplated by Section 14.3) all Intellectual Property created in the course of such services, and (b) impose confidentiality obligations no less protective than Article 13. Each Member shall enforce such agreements as reasonably necessary to vest ownership of Developed IP as contemplated by this Article 14.

14.9 Trademarks; Company Marks. The Company shall own the Marks used by the Company as an enterprise, including the name “Forum Edge AI” and any Project-level Marks developed for the Company. Each Member retains ownership of its own corporate names and Marks, and grants the Company a limited, non-exclusive, royalty-free, revocable license to use such Member’s name and Marks solely to identify the Member’s association with the Company and the Projects, in accordance with such Member’s reasonable brand guidelines and subject to the disclosure provisions of Section 13.3. No Member shall use the other Member’s Marks except as expressly permitted.

14.10 Bankruptcy; Section 365(n). All licenses granted under this Article 14 are licenses of rights to “intellectual property” as defined in Section 101(35A) of the U.S. Bankruptcy Code. The parties acknowledge that a licensee shall retain and may fully exercise all of its rights and elections under Section 365(n) of the U.S. Bankruptcy Code in the event of a bankruptcy proceeding involving the licensor, and that this provision is intended to survive and be enforceable notwithstanding any such proceeding.

14.11 Enforcement of Company IP. The Company (acting through the Manager) shall have the first right, but not the obligation, to enforce the Company IP against third-party infringement, at the Company’s expense, and any recovery shall belong to the Company. Each Member shall reasonably cooperate with any such enforcement, including by joining as a party where necessary, at the Company’s expense. With respect to a Member’s Background IP, the owning Member retains sole control of enforcement.

14.12 Warranties; Third-Party IP. Each Member represents and warrants that (a) it has the right to grant the licenses and assignments set forth in this Article 14, and (b) to its knowledge, the Background IP it licenses hereunder, when used as contemplated by this Agreement, does not infringe or misappropriate the Intellectual Property of any third party. Any claim that the Company’s authorized use of a Member’s licensed Background IP infringes or misappropriates a third party’s Intellectual Property shall be subject to indemnification by that Member.

14.13 Reservation of Rights; No Implied Licenses. Except for the rights and licenses expressly granted in this Article 14, no right, title, interest, or license, whether by implication, estoppel, or otherwise, is granted by any Member to the Company or to the other Member in or to any Intellectual Property, and each Member reserves all rights not expressly granted.

14.14 Survival. Sections 14.2, 14.3, 14.5, 14.8, 14.10, and 14.13, and any license expressed to be irrevocable or perpetual under Section 14.5, shall survive the termination of this Agreement and the dissolution of the Company in accordance with their terms.

ARTICLE 15

INDEMNIFICATION; EXCULPATION

15.1 Exculpation. No Member, and no officer, employee, or agent of the Company acting in such capacity (each, a “Covered Person”), shall be liable to the Company or to any Member for any act or omission taken or suffered in good faith on behalf of the Company and reasonably believed to be within the scope of authority conferred by this Agreement, except for liability arising from such Covered Person’s fraud, gross negligence, willful misconduct, or knowing and material breach of this Agreement.

15.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify, defend, and hold harmless each Covered Person from and against any loss, damage, claim, or expense (including reasonable attorneys’ fees) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except to the extent such loss, damage, claim, or expense resulted from such Covered Person’s fraud, gross negligence, willful misconduct, or knowing and material breach of this Agreement. Any indemnification under this Section 15.2 shall be payable solely from the assets of the Company, and no Member shall have any personal liability therefor.

15.3 Insurance. The Company may, at its expense and as approved by the Members in accordance with Article 11, purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person in connection with the Company’s activities, whether or not the Company would otherwise be obligated to indemnify such Covered Person under this Article 15.

ARTICLE 16

DISSOLUTION AND WINDING UP

16.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of: (a) the affirmative vote or written consent of Members holding a majority of the Percentage Interests to dissolve the Company; (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (c) any other event causing dissolution of the Company under the Act.

16.2 Winding Up. Upon dissolution, the Company shall be liquidated in an orderly manner. The Members (or a liquidating trustee appointed by Members holding a majority of the Percentage Interests) shall wind up the affairs of the Company, including winding up or disposing of the Company’s interests in each LandCo and EquipCo, and shall apply and distribute the proceeds of liquidation in the following order of priority: (a) first, to creditors of the Company, including Members who are creditors, in satisfaction of liabilities of the Company (other than liabilities for distributions to Members), whether by payment or by establishment of reserves; (b) second, to the establishment of any reserves reasonably deemed necessary by the Members or liquidating trustee for contingent or unforeseen liabilities of the Company; and (c) thereafter, to the Members in accordance with their positive Capital Account balances, after taking into account all allocations under Article 8 for the Company’s taxable year during which the liquidation occurs.

16.3 Certificate of Cancellation. Upon completion of the winding up of the Company, a certificate of cancellation shall be filed with the Secretary of State of the State of Delaware in accordance with the Act.

16.4 No Dissolution of Project SPVs. Except as required by the terms of a particular Schedule, the dissolution of the Company shall not, by itself, cause the dissolution of any LandCo or EquipCo; the Members shall cooperate in good faith to preserve the value of the Project SPVs during any wind-down of the Company.

16.5 Member Bankruptcy; No Dissolution; Purchase Right. For purposes of this Agreement, a “Member Insolvency Event” means, with respect to a Member, such Member (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) being adjudged bankrupt or insolvent, or having a petition seeking reorganization, arrangement, or similar relief filed against it that is not dismissed within sixty (60) days, (d) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator for a substantial part of its assets, or (e) admitting in writing its inability to pay its debts as they become due. Neither a Member Insolvency Event, nor the death, incompetency, dissolution, or bankruptcy of a Member (or, if a Member is an individual, of such Member), shall cause the dissolution of the Company, and the Company shall continue in accordance with this Agreement. A Member Insolvency Event with respect to a Member (the “Insolvent Member”) shall automatically, without notice and without expiration of any Cure Period, constitute an Event of Default under Section 11.10 by the Insolvent Member, entitling the other Member (the “Non-Insolvent Member”) to exercise all rights and remedies provided therein. In addition to, and not in lieu of, the Non-Insolvent Member’s rights under Section 11.10, upon a Member Insolvency Event with respect to the Insolvent Member, the Non-Insolvent Member shall have the right, exercisable by written notice to the Insolvent Member (or its trustee, receiver, or successor) within ninety (90) days after the Non-Insolvent Member obtains knowledge of such Member Insolvency Event, to purchase all (but not less than all) of the Insolvent Member’s Membership Interest at the Member Insolvency Event Purchase Price for such interest, less any amounts then owed by the Insolvent Member to the Company or the Non-Insolvent Member. To the extent any provision of this Section 16.5 purporting to terminate, modify, or accelerate rights upon a Member’s bankruptcy is unenforceable under the U.S. Bankruptcy Code or other applicable law, the remaining provisions of this Agreement shall nonetheless remain in full force and effect to the maximum extent permitted by law. For the avoidance of doubt, the Forum Call Right described in Section 12.6 does not apply to, and is not triggered by, a Member Insolvency Event or an Event of Default arising solely therefrom; the purchase right described in this Section 16.5, and not Section 12.6, exclusively governs the purchase of an Insolvent Member’s Membership Interest upon a Member Insolvency Event. As used in this Agreement, “Member Insolvency Event Purchase Price” means, as of the applicable date of determination, an amount equal to the greater of (i) the Insolvent Member’s aggregate Capital Contributions to the Company, plus a preferred return thereon at a rate of 10% per annum, compounded annually, less the aggregate distributions previously received by the Insolvent Member, and (ii) an amount equal to (A) an EBITDA multiple equal to the average of the EBITDA multiples determined by two independent valuation experts (one selected by Edge Node and one selected by Forum, each acting independently), multiplied by (B) the Company’s trailing-twelve-month EBITDA, less the Company’s net debt, multiplied by the Insolvent Member’s Percentage Interest, or, at the election of either Member, the appraised fair value of the Insolvent Member’s Membership Interest as determined by an independent, nationally recognized appraiser mutually selected by the Members or, absent agreement within fifteen (15) business days, appointed by the American Arbitration Association, the cost of which shall be borne equally by the Members; in each case (x) less a discount of 15% for lack of control and marketability, (y) less a further discount of 20% if the Insolvent Member is a Defaulting Member (as defined in Section 11.10) or has suffered a Funding Lapse under Section 6.5 as of the applicable date of determination, and (z) less a further 20% downward adjustment to reflect the Member Insolvency.

ARTICLE 17

REPRESENTATIONS AND WARRANTIES

17.1 Mutual Representations. Each Member represents and warrants to the other Member, as of the Effective Date, that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights generally and general principles of equity; and (d) the execution, delivery, and performance of this Agreement does not and will not conflict with, or result in a breach or default under, its organizational documents or any material agreement to which it is a party.

17.1 No Encumbrances. Edge Node represents and warrants to Forum, as of the Effective Date and on a continuing basis thereafter, that neither Edge Node nor any Project SPV has incurred, granted, created, or suffered to exist any Encumbrance (as defined in Section 7.4) on or affecting any asset of the Company or a Project SPV, except as approved in advance by Forum in writing in accordance with Section 11.6.

17.2 Anti-Money Laundering; Sanctions. Each Member represents and warrants that it is in compliance in all material respects with applicable anti-money laundering laws and applicable economic or trade sanctions administered or enforced by the United States Government. Neither such Member nor, to its knowledge, any of its directors or officers is a Person that is the subject or target of any such sanctions. No Member shall knowingly use funds derived from unlawful activity to fund any Capital Contribution or other payment under this Agreement.

17.3 Anti-Corruption. Each Member represents and warrants that neither it nor, to its knowledge, any of its directors, officers, employees or agents acting on its behalf in connection with the Company or any Project has taken or will take any action in violation of any applicable anti-bribery or anti-corruption law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended. Neither Member shall, directly or indirectly, offer, pay, promise to pay, authorize the payment of, or provide anything of value to any Person in violation of any such law.

17.4 Audit & Financial Reporting. Each Member represents and warrants, solely with respect to financial and other information furnished by such Member to the Company or the other Member relating to the Company or any Project, that such information, taken as a whole, is complete and accurate in all material respects and has been prepared in good faith from the books and records maintained by such Member in the ordinary course of business. Edge Node further represents and warrants that the books and records maintained by Edge Node relating to the Company and the Projects are complete and accurate in all material respects and fairly reflect, in all material respects, the transactions required to be recorded therein.

17.5 Drag-Along Rights. Subject to the floor described below, if Forum proposes a sale of all or substantially all of the assets of the Company, a sale of the Company, or a merger or consolidation of the Company with or into another Person, in each case resulting in a change of control of the Company (a “Sale Transaction”), Forum may require Edge Node to participate in, vote in favor of, and raise no objection to such Sale Transaction, provided that the aggregate consideration payable to Edge Node in such Sale Transaction is not less than the amount Edge Node would receive under Section 12.6(d) (Formula Price) if Edge Node’s Membership Interest were purchased at the Formula Price as of the date of the definitive agreement for the Sale Transaction. Edge Node’s obligations in connection with a Sale Transaction under this Section 17.5 are limited to (a) receiving consideration pro rata in accordance with its Percentage Interest (or, if applicable, its Adjusted Percentage Interest under Section 11.7(b) to the extent then applicable), in the same form and pari passu with the consideration payable to Forum, and (b) customary representations as to due authorization, ownership, and no conflicts, and Edge Node shall not be required to provide indemnification disproportionate to its pro rata share of consideration or to be bound by any restrictive covenant (including non-competition) not equally applicable to Forum.

17.6 No Material Misstatement. No written information furnished by a Member to the other Member specifically in connection with the negotiation and execution of this Agreement, taken as a whole, contained, as of the date furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading.

17.7 Equity Issuance; Capitalization. Each Member represents and warrants, solely with respect to the equity securities to be issued by such Member pursuant to Article 10, that such securities, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and encumbrances, other than restrictions arising under applicable securities laws, this Agreement and the organizational documents of the applicable issuer. Each Member has taken, or prior to such issuance shall take, all corporate or other organizational action necessary to authorize such issuance. Edge Node has delivered to Forum a true and complete capitalization table of Edge Node as of the Effective Date.

17.8 Project Permits; Operational Compliance. Edge Node represents and warrants that it possesses, or will timely obtain and maintain, all material permits, licenses, approvals and governmental authorizations required to perform its obligations with respect to each Project for which Edge Node is responsible under this Agreement or the applicable Schedule and shall perform such obligations in compliance in all material respects with applicable law.

17.9 Compliance with Laws. Each Member represents and warrants that it is in compliance with all applicable laws, and covenants that, in performing its obligations under this Agreement and the applicable Schedules, it will comply in all material respects with all applicable laws.

17.10 Litigation. Each Member represents and warrants that there is no action, suit, arbitration, investigation or other proceeding pending or, to such Member’s knowledge, threatened against such Member that would reasonably be expected to materially impair or delay such Member’s ability to consummate the transactions contemplated hereby or perform its material obligations under this Agreement or any applicable Schedule.

17.11 Investment Intent. Edge Node represents and warrants it is acquiring the shares of Forum common stock solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

17.12 Financial Knowledge. Edge Node represents and warrants it is able to bear the economic risks of an investment in the shares of Forum common stock and consequently, without limiting the generality of the foregoing, Edge Node is able to hold the shares of Forum common stock for an indefinite period of time. Edge Node is aware that ownership of the shares of Forum common stock involves a substantial degree of risk of loss of Edge Node’s entire investment and that there is no assurance of any return on such investment. Edge Node has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the shares of Forum common stock.

17.13 Accredited Investor. Edge Node represents and warrants it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. No events described in Securities and Exchange Commission Rule 506(d)(1)(i)-(viii) of Regulation D of the Securities Act (each, a “Disqualifying Event”) have occurred with respect to Edge Node. Edge Node covenants and agrees to notify Forum as soon as practicable in the event that a Disqualifying Event occurs or any other event occurs that would cause the representations set forth in this Section 17.13 to be inaccurate. Edge Node is acquiring the shares of Forum common stock solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the shares of Forum common stock in violation of applicable securities laws.

17.14 Unregistered Securities. Edge Node represents and warrants it understands that (i) no federal or state agency has passed on the offer and sale of the shares of Forum common stock and because the shares of Forum common stock have not been registered for sale under the Securities Act, they cannot be sold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available and (ii) there is no established market for the shares of Forum common stock and no public market will develop.

ARTICLE 18

MISCELLANEOUS

18.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles. Subject to Section 18.13, each Member irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if such court lacks subject matter jurisdiction, the federal and state courts located in the State of Delaware), and related appellate courts, for any action, suit, or proceeding arising out of or relating to this Agreement, and agrees not to commence any such action, suit, or proceeding except in such courts. Each Member irrevocably waives any objection to the laying of venue of any such action, suit, or proceeding in such courts and irrevocably waives any claim that any such action, suit, or proceeding has been brought in an inconvenient forum.

18.2 Waiver of Jury Trial. EACH MEMBER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.3 Amendments. Except as otherwise provided in Section 11.7 (reserve matters) and Article 19 (addition of Schedules), this Agreement may be amended only by a written instrument signed by Members holding a majority of the Percentage Interests; provided that no amendment may change a Member’s Percentage Interest, increase a Member’s obligation to make Capital Contributions, or otherwise disproportionately and materially and adversely affect a Member, in each case without the prior written consent of the Member so affected.

18.4 Entire Agreement. This Agreement, together with the Schedules and any other agreements expressly referenced herein (including the Term Sheet, and the NDA, to the extent not superseded hereby), constitutes the entire agreement between the Members with respect to the subject matter hereof and supersedes all prior discussions, negotiations, and understandings, whether written or oral, relating thereto.

18.5 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the Members shall negotiate in good faith to replace the invalid or unenforceable provision with a valid provision that most closely reflects the original intent of the Members.

18.6 Notices. All notices under this Agreement must be in writing and delivered by email with confirmation of receipt or by overnight courier to the address of the respective Member’s authorized signatory set forth on the signature page hereto, or to such other address as a Member may designate by notice to the other Member.

18.7 Counterparts. This Agreement may be executed in counterparts, including by electronic or digital signature, each of which is deemed an original and all of which together constitute one and the same instrument. Notwithstanding the foregoing, this Agreement, and each of the other Closing Deliverables, shall be executed and delivered into escrow, and shall not become effective until released from escrow, in each case in accordance with Section 18.12.

18.8 No Partnership for State Law Purposes; No Agency. Except as expressly provided in this Agreement or required by the Act, no Member shall have authority to bind the Company or the other Member, and nothing in this Agreement shall be construed to create a general partnership, joint venture (other than a limited liability company treated as a partnership for tax purposes under Article 8), agency, or employment relationship between the Members, other than the limited liability company relationship expressly created by this Agreement.

18.9 Expenses. Except as otherwise expressly provided in this Agreement, each Member shall bear its own expenses incurred in connection with the negotiation, execution, and performance of this Agreement.

18.10 Further Assurances. Each Member shall execute and deliver such further documents and instruments, and take such further actions, as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18.11 Waiver. No failure or delay by any Member in exercising any right under this Agreement shall constitute a waiver of that right.

18.12 Escrow of Signature Pages; Closing Release. The signature pages to this Agreement, together with the signature pages to each of the [***] shall be executed and delivered into escrow to James Beha, of Baker Botts LLP, counsel for Forum, to be held pending satisfaction of the Closing. Upon written confirmation from each Member that all of the Closing Deliverables have been executed and delivered into escrow, all such signature pages shall be released, this Agreement and each of the other Closing Deliverables shall be deemed executed and delivered, and the Closing shall be deemed to have occurred, as of the date of such release. If such written confirmation has not been given on or before October 9, 2026 (the “Drop-Dead Date”; the Members anticipate that the Drop-Dead Date will be set as the anticipated date of the Closing, which the Members intend to occur [***] all signature pages then held in escrow shall be returned to the Member that delivered them, this Agreement shall not become effective, and no party shall have any further obligation under this Agreement or any other Closing Deliverable, other than any obligation expressly stated to survive such non-occurrence.

18.13 Dispute Resolution. (a) Executive Escalation. Before commencing any action, suit, or proceeding arising out of or relating to this Agreement (other than a request for injunctive or other equitable relief to prevent irreparable harm), a Member shall first refer the dispute to Mallik Panda and Narendra Manney, on behalf of Edge Node, and McAndrew Rudisill and Michael Edwards on behalf of Forum, or such other individuals as the Members may designate from time to time by written notice (the “Executive Escalation”), who shall meet (in person or by videoconference) and attempt in good faith to resolve the dispute for a period of thirty (30) days after either Member’s written request for Executive Escalation. (b) Independent Expert. If a dispute that is primarily a valuation, accounting, or budget dispute, or a technical dispute regarding the design, construction, or operation of a Project (including a dispute regarding the Formula Price, the Approved Budget, or a Cost Overrun), is not resolved through Executive Escalation within the thirty (30)-day period described above, either Member may refer such dispute to an independent expert with relevant industry experience, mutually selected by the Members or, absent agreement within fifteen (15) business days, appointed by the American Arbitration Association. The independent expert shall render a written, binding decision within forty-five (45) days after appointment, and the cost of the independent expert shall be borne equally by the Members irrespective of the outcome. (c) Delaware Chancery. Any dispute not resolved under Section 18.13(a) or, if applicable, Section 18.13(b), shall be submitted exclusively to the Court of Chancery of the State of Delaware in accordance with Section 18.1. For the avoidance of doubt, the Members do not agree to submit any dispute arising out of or relating to this Agreement to arbitration, except as expressly provided in Section 18.13(b) and Section 6.5(c).

ARTICLE 19

SCHEDULES

19.1 Incorporation of Schedules. Schedule A (Dallas Data Center), Schedule B (North Carolina Data Center), Schedule C (Tower Property/ies), and Schedule D (Initial Capital Contributions) are attached hereto and incorporated herein by reference. In the event of any conflict between the Master Terms set forth in Articles 1 through 18 and a Schedule, the Schedule shall control solely with respect to the specific Project to which it relates.

19.2 Additional Schedules. Additional Projects may be added within the framework relationship, and additional Schedules may be adopted, by written instrument signed by Members holding a majority of the Percentage Interests, without the need to amend the Master Terms set forth in Articles 1 through 18, provided that such new Schedule is consistent with the Master Terms except to the extent it expressly varies a standard term with respect to the new Project (in the manner contemplated by Section 6.1 through 6.3 for prior Projects).

19.3 Term of Master Terms. The Members acknowledge that, under the Term Sheet, December 31, 2026 was identified as an expiration date for negotiation of the master transaction terms reflected in this Agreement, and that each Schedule is separately terminable if the applicable Project does not reach definitive documentation by the outside date specified in that Schedule. Execution of this Agreement by both Members constitutes the definitive documentation contemplated by the Term Sheet for the Master Terms, and this Article 19.3 is included for reference only.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement of Forum Edge AI LLC as of the Effective Date.

FORUM MARKETS, INC.

By:	/s/ McAndrew Rudisill
Name:	McAndrew Rudisill
Title:	CEO

EDGE NODE INC.

By:	/s/ Narendra Manney
Name:	Narendra Manney
Title:	President, SVP & Growth

EDGE NODE INC.

By:	/s/ Mallik Panda
Name:	Mallik Panda
Title:	CEO

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